SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant    ☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TEAM HEALTH HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 12, 2011

Dear Fellow Shareholders:

Please join us for Team Health Holdings, Inc. Annual Meeting of Shareholders on Wednesday, May 25, 2011, at 10:00 a.m. (Eastern Daylight Time) at the Doubletree Metropolitan Hotel, 569 Lexington Avenue, New York, New York 10022.

We are pleased to have again utilized the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet. The e-proxy process has allowed us to expedite our shareholders’ receipt of proxy materials, lower the costs of distribution and reduce the environmental impact of our annual meeting.

In accordance with this rule, we sent shareholders of record at the close of business on April 1, 2011 a Notice of Internet Availability of Proxy Materials on or about April 12, 2011. The notice contains instructions on how to access our Proxy Statement and Annual Report and vote online. If you would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice, as well as in the attached Proxy Statement.

Attached to this letter are a Notice of Annual Meeting of Shareholders and Proxy Statement, which describe the business to be conducted at the meeting. We also will report on matters of current interest to our shareholders.

Your vote is important to us. Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted at the meeting. You may vote your shares by proxy on the Internet, by telephone, by completing, signing and promptly returning a proxy card or you may vote in person at the Annual Meeting.

Thank you for your continued support of Team Health Holdings, Inc.

Sincerely,

H. Lynn Massingale, M.D.

Executive Chairman

Greg Roth

President and Chief Executive Officer

PROXY VOTING METHODS

If at the close of business on April 1, 2010, you were a shareholder of record or held shares through a broker or bank, you may vote your shares by proxy through the Internet, by telephone or by mail, or you may vote in person at the Annual Meeting. For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions to your broker, bank or other nominee. To reduce our administrative and postage costs, we ask that you vote through the Internet or by telephone, both of which are available 24 hours a day. You may revoke your proxies at the times and in the manners described on page 4 of the Proxy Statement.

If you are a shareholder of record or hold shares through a broker or bank and are voting by proxy, your vote must be received by 11:59 p.m. (Eastern Daylight Time) on May 24, 2011 to be counted.

To vote by proxy if you are a shareholder of record:

BY INTERNET

•	Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.

•	You will need the 12-digit Control Number included on your Notice of Internet Availability of Proxy Materials or proxy card to obtain your records and to create an electronic voting instruction form.

BY TELEPHONE

•	From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.

•	You will need the 12-digit Control Number included on your Notice of Internet Availability of Proxy Materials or proxy card in order to vote by telephone.

BY MAIL

•	Request a proxy card from us by following the instructions on your Notice of Internet Availability of Proxy Materials.

•	When you receive the proxy card, mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the enclosed postage-paid envelope that will be provided to you.

YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.

If you hold your shares in street name, you may also submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your broker, bank, or other nominee on how to submit voting instructions.

TEAM HEALTH HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	10:00 a.m. (Eastern Daylight Time) on Wednesday, May 25, 2011

PLACE	Doubletree Metropolitan Hotel, 569 Lexington Avenue, New York, New York 10022

ITEMS OF BUSINESS	1.	To elect the two Class II directors listed herein.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011.

3.	To approve, in a non-binding advisory vote, the compensation paid to the named executive officers.

4.	To determine, in a non-binding advisory vote, whether a non-binding shareholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years.

5.	To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE	You may vote at the Annual Meeting if you were a shareholder of record at the close of business on April 1, 2011.

VOTING BY PROXY	To ensure your shares are voted, you may vote your shares over the Internet, by telephone or by requesting a paper proxy card to complete, sign and return by mail. Internet and telephone voting procedures are described on the preceding page, in the General Information section beginning on page 1 of the Proxy Statement and on the proxy card.

By Order of the Board of Directors,

Heidi Solomon Allen

Corporate Secretary

This Notice of Annual Meeting and Proxy Statement are being distributed or made available, as the case may be,

on or about April 12, 2011.

TEAM HEALTH HOLDINGS, INC.

265 Brookview Centre Way, Suite 400

Knoxville, Tennessee 37919

Telephone: (865) 693-1000

PROXY STATEMENT

Annual Meeting of Shareholders

May 25, 2011

10:00 a.m. (Eastern Daylight Time)

GENERAL INFORMATION

Why am I being provided with these materials?

We have made these proxy materials available to you on the Internet or, upon your request, have delivered printed versions of these materials to you by mail in connection with the solicitation by the Board of Directors (the “Board”) of Team Health Holdings, Inc. (the “Company”) of proxies to be voted at our Annual Meeting of Shareholders to be held on May 25, 2011 (“Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. Directors, officers and other Company employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. You are invited to attend the meeting and vote your shares in person.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), we have again elected to provide shareholders access to our proxy materials over the Internet. The e-proxy process has allowed us to expedite our shareholders’ receipt of proxy materials, lower the costs of distribution and reduce the environmental impact of our Annual Meeting. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 12, 2011 to shareholders of record entitled to vote at the Annual Meeting. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice and to download printable versions of the proxy materials or to request and receive a printed set of the proxy materials from us. Instructions on how to access the proxy materials over the Internet or to request a printed copy from us may be found on the Notice.

What am I voting on?

There are four proposals scheduled to be voted on at the Annual Meeting:

•	Proposal No. 1: Election of the two Class II directors listed in this Proxy Statement.

•	Proposal No. 2: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011.

•	Proposal No. 3: Approval, in a non-binding advisory vote, of the compensation paid to the named executive officers.

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Proposal No. 4: Determination, in a non-binding advisory vote, whether a non-binding shareholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years.

Who is entitled to vote?

Shareholders as of the close of business on April 1, 2011 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 64,742,527 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “shareholder of record” (also referred to as “registered shareholder”);

•

Held for you in an account with a broker, bank or other nominee (shares held in “street name”) – Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares; and

•	Held for you by us as restricted shares (whether vested or non-vested) under any of our stock incentive plans.

What constitutes a quorum?

The holders of a majority of the voting power of the issued and outstanding shares of stock entitled to vote must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” also are counted as present and entitled to vote for purposes of determining a quorum. However, as described below under “How are votes counted?”, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”).

How many votes are required to approve each proposal?

All elections of directors will be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. A plurality vote requirement means that the two director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting.

For any other proposal being considered at the Annual Meeting, approval of the proposal requires a vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the proposal. While the vote on executive compensation (Proposal 3) and vote on the frequency of shareholder votes on executive compensation (Proposal 4) are advisory in nature and non-binding, the Board will review the voting results and expects to take them into consideration when making future decisions regarding executive compensation.

As of April 1, 2011, affiliates of The Blackstone Group (the “Sponsor”) beneficially own and have the right to vote approximately 36.3 million of the outstanding shares of our common stock and have advised us that they intend to vote all such shares in favor of the director nominees listed herein, for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011 and for the approval of the compensation paid to the named executive officers, and they intend to vote “three years” with respect to the frequency of shareholder votes on executive compensation. As a result, we are assured a quorum at the Annual Meeting, the election of the Class II directors, the ratification of the appointment of Ernst & Young LLP, the approval of executive compensation and the determination of three years with respect to the frequency of shareholder votes on executive compensation.

How are votes counted?

With respect to the election of directors, you may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have the same effect as an abstention. Votes that are withheld will not have any effect on the outcome of the election of directors.

You may vote “FOR”, “AGAINST” or “ABSTAIN” with respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011 (Proposal No. 2) and the advisory vote on the compensation paid to our named executive officers (Proposal No. 3). With respect to the advisory vote on the frequency of shareholder votes on executive compensation (Proposal No. 4), you may vote every “ONE YEAR,” “TWO YEARS”, “THREE YEARS” or “ABSTAIN.” For all of these proposal Nos. 2, 3 and 4, abstentions will have the effect of a vote “against” the proposal.

If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee listed herein, “three years” with respect to Proposal No. 4 and “FOR” the other proposals as recommended by the Board and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

What is a “broker non-vote” and how does it affect voting on each item?

A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the shareholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at his/her discretion. Under current New York Stock Exchange interpretations that govern broker non-votes, Proposal Nos. 1, 3 and 4 are each considered a non-discretionary matter and a broker will lack the authority to vote shares at his/her discretion on each of those proposals. Proposal No. 2 is considered a discretionary matter and a broker will be permitted to exercise his/her discretion. Broker non-votes will have no effect on the outcome of the election of directors (Proposal No. 1). Also, broker non-votes will have no effect on the outcome of the votes on executive compensation (Proposal Nos. 3 and 4) because the shares subject to a broker non-vote will not be deemed “present and entitled to vote” on the proposal.

Who will count the vote?

Representatives of Broadridge will tabulate the votes, and representatives of Broadridge will act as inspectors of election.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board set forth in this Proxy Statement.

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011.

•	“FOR” the approval, on a non-binding, advisory basis, of the compensation paid to our named executive officers.

•	For every “THREE YEARS”, on a non-binding, advisory basis, with respect to how frequently a non-binding shareholder vote to approve the compensation paid to our named executive officers should occur.

How do I vote my shares without attending the Annual Meeting?

If you are a shareholder of record, you may vote by granting a proxy. Specifically, you may vote:

•	By Internet—If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card.

You will need the 12-digit Control Number included on your Notice or your proxy card in order to vote by Internet.

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By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 12-digit Control Number included on your notice or your proxy card in order to vote by telephone.

•

By Mail—You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If you hold your shares in street name, you may also submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker, or other nominee on how to submit voting instructions.

Internet and telephone voting facilities will close at 11:59 p.m. (Eastern Daylight Time) on May 24, 2011 for the voting of shares held by shareholders of record or held in street name.

Mailed proxy cards with respect to shares held of record or in street name must be received no later than May 24, 2011.

How do I vote my shares in person at the Annual Meeting?

First, you must satisfy the requirements for admission to the Annual Meeting (see below). Then, if you are a shareholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of identification along with your Notice or proof of ownership. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.

What does it mean if I receive more than one Notice on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each Notice you receive.

May I change my vote or revoke my proxy?

Yes. Whether you have voted by Internet, telephone or mail, if you are a shareholder of record, you may change your vote and revoke your proxy by:

•	Sending a written statement to that effect to our Corporate Secretary or to any corporate officer of the Company, provided such statement is received no later than May 24, 2011;

•	Voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m. (Eastern Daylight Time) on May 24, 2011;

•	Submitting a properly signed proxy card with a later date that is received no later than May 24, 2011; or

•	Attending the Annual Meeting, revoking your proxy and voting in person.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the Annual Meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Do I need a ticket to be admitted to the Annual Meeting?

You will need your proof of identification along with either your Notice or proof of stock ownership to enter the Annual Meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record and you wish to be admitted to attend the Annual Meeting, you must present proof of your ownership of Team Health Holdings, Inc. stock, such as a bank or brokerage account statement.

Do I also need to present identification to be admitted to the Annual Meeting?

Yes, all shareholders must present a form of personal identification in order to be admitted to the Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration and you are a shareholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Certificate of Incorporation provides for a classified Board of Directors divided into three classes: H. Lynn Massingale, M.D., Neil P. Simpkins and Earl P. Holland constitute a class with a term that expires at the Annual Meeting of Shareholders in 2013 (the “Class I Directors”); Greg Roth and James L. Bierman constitute a class with an original term that expires at the Annual Meeting of Shareholders in 2011 (the “Class II Directors”); and Michael A. Dal Bello and Glenn A. Davenport constitute a class with an original term that expires at the Annual Meeting of Shareholders in 2012 (the “Class III Directors”).

The full Board of Directors has considered and nominated the following slate of Class II nominees for a three-year term expiring in 2014: Greg Roth and James L. Bierman. Action will be taken at the Annual Meeting for the election of these two Class II nominees.

Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) attached to this proxy statement intend to vote the proxies held by them for the election of Greg Roth and James L. Bierman. If any of these two nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.

Nominees for Election to the Board of Directors in 2011

The following information describes the offices held, other business directorships and the class and term of each nominee. Beneficial ownership of equity securities of the nominees is shown under “Ownership of Securities” below.

Class II – Nominees for Term Expiring in 2014

Name	Age	Principal Occupation and Other Information
Greg Roth	54	A member of our Board and President and Chief Executive Officer since May 2008. Prior to May 2008, Mr. Roth was President and Chief Operating Officer since November 2004. Prior to joining TeamHealth, Mr. Roth was employed by HCA—The Healthcare Company, a provider of healthcare services, since January 1995. Beginning in July 1998, Mr. Roth served as President of HCA, Ambulatory Surgery Division. Prior to his appointment as President, Mr. Roth served in the capacity of Senior Vice President of Operations, Western Region from May 1997 to July 1998 and the Division’s Chief Financial Officer from January 1995 to May 1997. Prior to these positions, Mr. Roth held various positions in the healthcare industry.

James L. Bierman	58	A member of our Board since August 2010. Mr. Bierman is Senior Vice President and Chief Financial Officer of Owens & Minor, Inc., a FORTUNE 500 company and a leading distributor of medical and surgical supplies. From 2001 to 2004, Mr. Bierman served as Executive Vice President and Chief Financial Officer at Quintiles Transnational Corp. Mr. Bierman is a former director of Quintiles Transnational Corp. and Pharma Services Holding, Inc. (a parent company). Prior to joining Quintiles Transnational Corp., Mr. Bierman was a partner of Arthur Andersen LLP from 1988 to 1998.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

Continuing Members of the Board of Directors

The following information describes the offices held, other business directorships and the class and term of each director whose term continues beyond the 2011 Annual Meeting and who is not subject to election this year. Beneficial ownership of equity securities for these directors is also shown under “Ownership of Securities” below.

Class I – Directors Whose Term Expires in 2013

Name	Age	Principal Occupation and Other Information
H. Lynn Massingale, M.D.	58	A member of our Board since November 2005 and Executive Chairman since May 2008. Prior to May 2008, Dr. Massingale had been Chief Executive Officer and director of Team Health, Inc. since 1994 and also held the title of President until October 2004. Dr. Massingale previously served as President and Chief Executive Officer of Southeastern Emergency Physicians, a provider of emergency physician services to hospitals in the Southeast and the predecessor of Team Health, Inc., which Dr. Massingale co-founded in 1979. Dr. Massingale served as the director of Emergency Services for the state of Tennessee from 1989 to 1993. Dr. Massingale is a graduate of the University of Tennessee Medical Center for Health Services.

Neil P. Simpkins	44	A member of our Board since November 2005. Mr. Simpkins has served as a Senior Managing Director of our Sponsor, Blackstone, an investment and advisory firm, since December 1999 and serves on the firm’s Private Equity Executive Committee. From 1993 until the time he joined Blackstone, Mr. Simpkins was a principal at Bain Capital. Prior to joining Bain Capital, Mr. Simpkins was a consultant at Bain & Company in London and the Asia Pacific region. He currently serves as Lead Director of the board of directors of TRW Automotive Inc. and is a director of Vanguard Health Systems, Apria Healthcare Group and Summit Materials.

Earl P. Holland	65	A member of our Board since August 2001. Mr. Holland has over 32 years of experience working in the healthcare industry. Prior to his retirement in January 2001, Mr. Holland held several positions with Health Management Associates, an operator of acute care hospitals, including the positions of Vice Chairman and Chief Operating Officer at the time of his retirement. Mr. Holland also serves on the Board of Directors of Rural-Metro, a medical transportation company. He chairs their Compensation Committee and also serves on the Governance Committee. Mr. Holland is on the boards of two private companies; Cornerstone National Insurance in Columbia, MD and Imagistx, a cancer detection research company based in Las Vegas, NV. Mr. Holland graduated from Southeast Missouri State University with a B.S. degree in business administration.

Class III – Directors Whose Term Expires in 2012

Name	Age	Principal Occupation and Other Information
Michael A. Dal Bello	39	A member of our Board since November 2005. Mr. Dal Bello is a Managing Director in the Private Equity Group of our Sponsor, Blackstone, an investment and advisory firm, and has been at the firm since 2002 and is actively involved in Blackstone’s healthcare investment activities. Prior to joining Blackstone, Mr. Dal Bello received an M.B.A. from Harvard Business School in 2002. Mr. Dal Bello worked at Hellman & Friedman LLC from 1998 to 2000 and prior thereto at Bain & Company. He currently serves as a director of Alliant Insurance, Apria Healthcare Group, Vanguard Health Systems, Biomet and Catalent.

Glenn A. Davenport	57	A member of our Board since December 2001. From March 2007 to February 2009, Mr. Davenport was President of Horizon Software International, LLC, a company specializing in food service technology. Until his retirement in August 2006, Mr. Davenport served as Chairman and Chief Executive Officer of Morrison Management Specialists, a member of Compass Group. Prior thereto, he served in various management capacities with Morrison Restaurants, Inc. since 1973.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Our Board manages or directs the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee. Prior to our initial public offering on December 21, 2009, our Sponsor owned approximately 90.2% of our Company. Because our Sponsor still owns 54.8% of our Company, we are a “controlled company” within the meaning of the New York Stock Exchange (“NYSE”) corporate governance standards, and therefore have chosen not to comply with certain corporate governance standards, including the requirement that a majority of the board of directors consist of independent directors, and the requirement that we have a compensation committee and a nominating committee that is each composed entirely of independent directors.

The shareholders’ agreement described below under “Transactions with Related Persons” provides that Ensemble Parent LLC, an entity controlled by our Sponsor, will have the right to nominate to our Board a number of designees approximately equal to the percentage of voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors as collectively beneficially owned by our Sponsor. Currently, Ensemble Parent LLC has appointed four directors (Messrs. Roth, Simpkins, and Dal Bello and Dr. Massingale) to our Board of Directors. The agreement among the shareholders regarding the appointment of directors will remain until the earlier of a change of control or the last date permitted by applicable law, including any NYSE requirements. See “Transactions with Related Persons–Shareholders’ Agreement.”

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company or any of its subsidiaries.

The Board has established categorical standards of director independence to assist it in making independence determinations. These standards (which are included as an annex in our Corporate Governance Guidelines and may be found on the Corporate Governance Highlights page of the Investor Relations section on our website at www.teamhealth.com) set forth certain relationships between the Company and the directors and their immediate family members, or entities with which they are affiliated, that the Board, in its judgment, has determined to be material or immaterial in assessing a director’s independence. The Board’s policy is to review the independence of all directors at least annually.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the categorical independence standards, the Board will determine in its judgment whether such relationship is material.

The Nominating Committee undertook its annual review of director independence and made a recommendation to our Board regarding director independence. As a result of this review, our Board affirmatively determined that each of Messrs. Holland, Davenport and Bierman are independent under the categorical standards for director independence set forth in the Corporate Governance Guidelines. Messrs. Roth, Simpkins and Dal Bello and Dr. Massingale are not considered to be independent directors as a result of their employment with the Company or their affiliation with our Sponsor.

Our Board has also determined that Messrs. Holland, Davenport and Bierman are “independent” for purposes of Section 303A of the Listed Company Manual of the New York Stock Exchange and Section 10A(m)(3) of the Exchange Act.

Board Structure

Our Board currently consists of an Executive Chairman position that is separate from the position of Chief Executive Officer. The Board believes that “one-size” does not fit all, and the decision of whether to combine or separate the positions of CEO and Chairman of the Board will vary from company to company and depend upon a company’s particular circumstances at a given point in time. For our Company, the Board currently believes that separating the CEO and Executive Chairman positions is the appropriate leadership structure and is in the best interests of our shareholders. Accordingly, Dr. Massingale serves as Executive Chairman, while Mr. Roth serves as our Chief Executive Officer and President. Our Board believes that this structure best encourages the free and open dialogue of competing views and provides for strong checks and balances. Additionally, Dr. Massingale’s attention to Board and committee matters allows Mr. Roth to focus more specifically on overseeing the Company’s day to day operations as well as strategic opportunities and planning.

Board Committees and Meetings

The following table summarizes the current membership of each of the Board’s Committees.

	Audit Committee	Compensation Committee	Nominating Committee
James L. Bierman	X, Chair
Michael A. Dal Bello		X
Glenn A. Davenport	X	X
Earl P. Holland	X
H. Lynn Massingale			X, Chair
Greg Roth
Neil P. Simpkins		X, Chair	X

All directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of shareholders. During the year ended December 31, 2010, the Board held four meetings, the Audit Committee held nine meetings, the Compensation Committee held six meetings and the Nominating Committee held three meetings. All of our current directors attended 75% or more of the meetings of the Board and relevant committee meetings in 2010 or, in the case of Mr. Bierman, in the period in 2010 during which he served as a member of the Board.

Committee Membership

Audit Committee

All members of the Audit Committee are “independent,” consistent with our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and audit committees in particular. Our Board has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the New York Stock Exchange. In addition, our Board has determined that Mr. Bierman qualifies as an audit committee financial expert as defined by applicable SEC regulations. The Board reached its conclusion as to Mr. Bierman’s qualification based on, among other things, his experience as Chief Financial Officer of Owens & Minor, Inc. and his prior experience as Chief Financial Officer of Quintiles Transnational Corp. and as a partner at Arthur Andersen LLP.

The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.teamhealth.com under Investor Relations: Highlights: Committee Charters: Audit Committee, and include the following:

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carrying out the responsibilities and duties delegated to it by the Board, including its oversight of our financial reporting policies, our internal controls and our compliance with legal and regulatory requirements;

•	selecting our independent registered public accounting firm and reviewing and evaluating its qualifications, performance and independence;

•	reviewing and pre-approving the audit and non-audit services and the payment of compensation to the independent registered public accounting firm;

•

reviewing reports and other material written communications between management and the independent registered public accounting firm with respect to major issues as to the adequacy of the Company’s internal controls;

•	reviewing the work of our internal audit function; and

•	reviewing and discussing with management and the independent registered public accounting firm our guidelines and policies with respect to risk assessment and risk management.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements and quarterly financial statements prior to inclusion in our Annual Report on Form 10-K or other public dissemination in accordance with applicable rules and regulations of the SEC.

On behalf of the Board, the Audit Committee plays a key role in the oversight of the Company’s risk management policies and procedures. See “Oversight of Risk Management” below.

Compensation Committee

Glenn A. Davenport is the only member of the Compensation Committee who is “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards. The other members of the Compensation Committee, Neil P. Simpkins and Michael A. Dal Bello, are not independent due to their affiliation with our Sponsor.

The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.teamhealth.com under Investor Relations: Highlights: Committee Charters: Compensation Committee, and include the following:

•	establishing and reviewing, on an annual basis, the overall compensation philosophy of the Company;

•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer and other executive officers’ compensation, including annual performance objectives, if any;

•

evaluating the performance of the Executive Chairman and Chief Executive Officer in light of these corporate goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the annual salary, bonus, equity-based incentives and other benefits, direct and indirect, of the Executive Chairman and Chief Executive Officer;

•	reviewing and approving the annual salary, bonus, equity and equity-based incentives and other benefits, direct and indirect, of the other executive officers;

•	considering policies and procedures pertaining to expense accounts of senior executives;

•

reviewing and making recommendations to the Board with respect to incentive-compensation plans and equity-based plans that are subject to the approval of the Board, and overseeing the activities of the individuals responsible for administering those plans;

•	reviewing and approving equity compensation plans of the Company that are not otherwise subject to the approval of the Company’s shareholders;

•	reviewing and making recommendations to the Board on equity-based awards pursuant to the Company’s equity-based plans;

•	monitoring compliance by executives with the rules and guidelines of the Company’s equity-based plans; and

•	reviewing and monitoring all employee benefit plans of the Company.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include reviewing and recommending the Compensation Discussion and Analysis to the Board for inclusion in our annual proxy statement or Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC. The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more officers of the Company the authority to make awards to any non-Section 16 officer of the Company under the Company’s incentive-compensation or other equity-based plans.

The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, the Compensation Committee engaged Compensation Advisory Partners LLC (“CAP”) during 2010 as its independent outside compensation consultant to assist it in evaluating the elements and levels of our executive compensation. For a discussion of compensation determination processes and procedures and role of CAP, see “Compensation Discussion and Analysis—Compensation Determination Process.

Neither CAP nor any of its affiliates maintains any other direct or indirect business relationships with the Company or any of its affiliates.

Nominating Committee

None of the members of the Nominating Committee are “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards.

The duties and responsibilities of the Nominating Committee are set forth in its charter, which may be found at www.teamhealth.com under Investor Relations: Highlights: Committee Charters: Nominating Committee, and include the following:

•	establishing the criteria for the selection of new directors;

•	identifying and recommending to the Board individuals to be nominated as directors;

•	evaluating candidates for nomination to the Board, including those recommended by shareholders;

•	conducting all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates;

•	considering questions of independence and possible conflicts of interest of members of the Board;

•	reviewing and recommending the composition and size of the Board;

•	overseeing, at least annually, the evaluation of the Board and management;

•	periodically reviewing the charter, composition and performance of each committee of the Board and recommending the creation or elimination of committees; and

•	overseeing and approving the management continuity planning process.

Oversight of Risk Management

The Company is exposed to a number of risks including financial risks, operational risks and risks relating to regulatory and legal compliance. The Company’s Chief Financial Officer is primarily responsible for the Company’s risk management function and regularly works closely with the Company’s senior executives to identify risks material to the Company. The Chief Financial Officer reports regularly to the Chief Executive Officer and, as described below, the Audit Committee and the Board, regarding the Company’s risk management policies and procedures.

On behalf of the Board, the Audit Committee plays a key role in the oversight of the Company’s risk management policies and procedures. In this regard, the Audit Committee discusses with management and the independent auditors the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are undertaken. Specifically, the Audit Committee meets with the Company’s Chief Financial Officer periodically throughout the year, as necessary to discuss the risks facing the Company, including, in particular, any new risks that may have arisen since they last met.

Executive Sessions

Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session that excludes management and Sponsor-affiliated directors. At each of these meetings, the non-management and independent directors in attendance, as applicable, will determine which member will preside at such session. The Audit, Compensation and Nominating Committees also meet regularly in executive session.

Committee Charters and Corporate Governance Guidelines

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. These Corporate Governance Guidelines are reviewed from time to time by the Board and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by the full Board.

Our Corporate Governance Guidelines, which include our categorical standards of director independence, our Board Committee charters and other corporate governance information are available on the Corporate Governance Highlights page of the Investor Relations section on our website at www.teamhealth.com. Any shareholder also may request them in print, without charge, by contacting the Corporate Secretary at Team Health Holdings, Inc., 265 Brookview Centre Way, Suite 400, Knoxville, Tennessee 37919.

Code of Conduct

We maintain a Code of Conduct that is applicable to all of our directors, officers, employees and affiliated independent contractor medical professionals, including our Executive Chairman, Chief Executive Officer, Chief Financial Officer, Controller and other senior financial officers. The Code of Conduct sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, use of our assets and business conduct and fair dealing. This Code of Conduct also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. The Company will disclose within four business days any substantive changes in or waivers of the Code of Conduct granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Form 8-K.

The Code of Conduct may be found on our website at www.teamhealth.com under Investor Relations: Corporate Governance: Code of Conduct.

As described in our Code of Conduct, we maintain the TeamHealth Compliance Hotline by which the Company’s directors, officers, employees and affiliated independent contractor medical professionals (referenced individually as an “Associate” and collectively as “Associates”) are provided with three avenues through which they can address any ethical questions or concerns: a toll-free phone line, a fax, and a website. The TeamHealth Compliance Hotline is available 24 hours a day, 7 days a week. The hotline has a toll-free number for Associates. Associates may also access the hotline system and report integrity concerns via the Web. Associates can choose to remain anonymous in using the Hotline. In addition, we maintain a formal non-retaliation policy that prohibits action or retaliation against any Associate who makes a report in good faith even if the facts alleged are not confirmed by subsequent investigation.

Director Nomination Process

The Nominating Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and recommends nominees for director to the Board for election. In considering candidates for the Board, the Nominating Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Nominating Committee does at a minimum assess each candidate’s strength of character, mature judgment, industry knowledge or experience, his or her ability to work collegially with the other members of the Board and his or her ability to satisfy any applicable legal requirements or listing standards. In addition, although the Board does not have a policy with regard to the consideration of diversity in identifying director nominees, among the many factors that the Nominating Committee carefully considers, are the benefits to the Company of gender and racial diversity in board composition.

In identifying prospective director candidates, the Nominating Committee may seek referrals from other members of the Board, management, shareholders and other sources. The Nominating Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Nominating Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Nominating Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

In connection with its annual recommendation of a slate of nominees, the Nominating Committee may also assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.

When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the board member’s biographical information set forth above. Each of the Company’s directors possesses high ethical standards, acts with integrity and exercises careful, mature judgment. Each is committed to employing his skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business, governmental, or civic endeavors, which further qualifies them for service as members of the Board. Each of Messrs. Roth, Simpkins and Dal Bello and Dr. Massingale possesses experience in owning and managing privately held enterprises and are familiar with corporate finance and strategic business planning activities that are unique to highly-leveraged companies like us. Finally, many of our directors possess substantial expertise in advising and managing companies in various segments of the healthcare industry. In particular, Dr. Massingale has significant experience in the healthcare industry, having managed the Company since 1994 and having served as director of Emergency Services for the State of Tennessee from 1989 to 1993. Mr. Roth has significant healthcare experience, having served in executive positions in various segments of the healthcare industry, such as President, Ambulatory Surgery

Division of HCA. Messrs. Neil P. Simpkins and Michael Dal Bello are representatives appointed by The Blackstone Group, our principal shareholder, and have significant financial and investment experience from their involvements in Blackstone’s investments in numerous portfolio companies, particularly those in the healthcare industry, and have played active roles in overseeing those businesses, including serving as directors for Vanguard Health Systems and Apria Healthcare Group. Mr. Holland is knowledgeable about the healthcare industry, having served as Vice Chairman and Chief Operating Officer of Health Management Associates and as director of several other public companies, including Rural/Metro Corporation. Mr. Davenport is experienced in management, having served as President of Horizon Software, Chairman and Chief Executive Officer of Morrison Management Specialists and in other management capacities with Morrison Restaurants, Inc. Mr. Bierman has both health care and accounting experience, serving as Senior Vice President and Chief Financial Officer for Owens & Minor and having served as Chief Financial Officer of Quintiles Transnational Corp. and as a partner at Arthur Andersen LLP.

In 2011, this process resulted in the Nominating Committee’s recommendation to the Board, and the Board’s nomination, of the two incumbent directors named in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting.

The Nominating Committee will consider director candidates recommended by shareholders. Any recommendation submitted to the Corporate Secretary should be in writing and should include any supporting material the shareholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Shareholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Corporate Secretary, Team Health Holdings, Inc., 265 Brookview Centre Way, Suite 400, Knoxville, Tennessee 37919. All recommendations for nomination received by the Corporate Secretary that satisfy our by-law requirements relating to such director nominations will be presented to the Nominating Committee for its consideration. Shareholders must also satisfy the notification, timeliness, consent and information requirements set forth in our by-laws. These requirements are also described under the caption “Shareholder Proposals for the 2011 Annual Meeting”.

Shareholder Communications

As described in the Corporate Governance Guidelines, shareholders and other interested parties who wish to communicate with the chairperson of the Audit, Compensation or Nominating Committees or to the non-management or independent directors as a group, may do so by (1) addressing such communications or concerns to the Corporate Secretary, 265 Brookview Centre Way, Suite 400, Knoxville, Tennessee 37919, who will forward such communications to the appropriate party or (2) sending an e-mail to Corporate_Secretary@teamhealth.com. Such communications may be done confidentially or anonymously.

Executive Officers of the Company

Set forth below is certain information regarding each of our current executives, other than Dr. H. Lynn Massingale, whose biographical information is presented under “Class I – Directors Whose Term Expiries in 2013” and Mr. Greg Roth, whose biographical information is presented under “Class II – Nominees for Term Expiring in 2014.”

Name	Age	Principal Occupation and Other Information
David P. Jones	43	Our Chief Financial Officer since May 1996. In November 2010, Mr. Jones assumed the title of Executive Vice President and Chief Financial Officer. From 1994 to 1996, Mr. Jones was our Controller. Prior to that, Mr. Jones worked at Pershing, Yoakley and Associates, a regional healthcare audit and consulting firm, as a Supervisor. Before joining Pershing, Yoakley and Associates, Mr. Jones worked at KPMG Peat Marwick as an Audit Senior. Mr. Jones received a B.S. in Business Administration from the University of Tennessee.

Heidi Solomon Allen	57	Our Senior Vice President and General Counsel since June 2008. From February 2003 to June 2008, Ms. Allen was Associate General Counsel, U.S. Litigation and Investigations, for Sanofi-Aventis, a major global pharmaceutical company. Admitted to practice law in Tennessee, South Carolina and New Jersey, Ms. Allen has more than 20 years of experience advising corporations on healthcare law, including a position as Associate General Counsel, Head of Litigation, for Blue Cross Blue Shield of New Jersey. She also served as an Assistant United States Attorney for 11 years. Ms. Allen received a B.A. from the University of Pennsylvania and a J.D. from Rutgers School of Law.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for 2011.

Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm. If our shareholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Representatives of Ernst & Young LLP will be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

The shares represented by your proxy will be voted for the ratification of the selection of Ernst & Young LLP unless you specify otherwise.

Audit and Non-Audit Fees

In connection with the audit of the 2010 financial statements, we entered into an agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP will perform audit services for the Company.

The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of our financial statements for 2010 and 2009 and fees billed for other services rendered by Ernst & Young LLP for those periods:

	2010	2009
Audit fees (1)	$730,135	$607,462
Audit-related fees (2)	17,000	792,518
Tax fees (3)	85,100	4,350
All other fees (4)	1,995	1,995

Total:	$834,230	$1,406,325

(1)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements and the review of financial statements included in Forms 10-Q and Forms 10-K. The fees are for services that are normally provided by Ernst & Young LLP in connection with statutory or regulatory filings or engagements.
(2)	Includes fees billed for services performed by Ernst & Young LLP that are related to the Company’s SEC filings, responses to SEC comment letters and other research and consultation services.
(3)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning.
(4)	Includes the aggregate fees recognized in each of the last two fiscal years for products and services provided by Ernst & Young LLP, other than those services described above.

The Audit Committee considered whether providing the non-audit services shown in this table was compatible with maintaining Ernst & Young LLP’s independence and concluded that it was.

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee preapproves all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

Report of the Audit Committee

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under the discussion of “The Board of Directors and Certain Governance Matters—Committee Membership—Audit Committee”. Under the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, our Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

James L. Bierman, Chair

Earl P. Holland

Glenn A. Davenport

PROPOSAL NO. 3—NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to shareholder vote to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as disclosed on pages 23 to 42. While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of this vote.

The text of the resolution in respect of proposal no. 3 is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion is hereby APPROVED.”

In considering their vote, shareholders may wish to review with care the information on the Company’s compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis on pages 23 to 30, as well as the discussion regarding the Compensation Committee on pages 11 to 12.

In particular, shareholders should note the following:

•

A significant portion of named executive officers’ total compensation is tied to the achievement of Company’s financial goals and individual accomplishments that contribute to the Company’s success in the short- and long-term.

•

Long-term equity incentive grants, which constitute a key component of executive compensation, typically have a multi-year vesting period designed to motivate our named executive officers to make business decisions that, over the long-term, should increase the price of our stock.

•

Executives are subject to meaningful stock ownership guidelines (and holding requirements) that align their long-term interests with those of our shareholders and encourage a long-term focus in managing the company.

•	The Company does not provide any tax gross-ups of annual compensation.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4—NON-BINDING VOTE ON FREQUENCY OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to shareholder vote to recommend, in a non-binding advisory vote, whether a non-binding shareholder vote to approve the compensation paid to our named executive officers (that is, votes similar to the non-binding vote in proposal no. 3 on page 20) should occur every one, two or three years. While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of the vote.

In considering their vote, shareholders may wish to review with care the information presented in connection with proposal no. 3 on page 20, the information on the Company’s compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis on pages 23 to 30, as well as the discussion regarding the Compensation Committee on pages 11 to 12.

We believe a three-year frequency is most consistent with the Company’s approach to compensation. Our reasons include:

•	We seek a consistent approach to our executive compensation program from year to year.

•

We believe that a three-year time horizon will provide shareholders sufficient time to evaluate the effectiveness of our short- and long-term executive compensation program, our performance and our compensation strategies.

•

We believe that a three-year time horizon provides our compensation committee sufficient time to measure our long-term performance, thoughtfully evaluate shareholder input and effectively implement any desired changes to our executive compensation program.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “THREE YEARS” WITH RESPECT TO HOW FREQUENTLY A SHAREHOLDER VOTE TO APPROVE,

IN A NON-BINDING VOTE, THE COMPENSATION PAID TO OUR NAMED EXECUTIVE

OFFICERS SHOULD OCCUR.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our Equity Compensation Plans as of December 31, 2010:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plan approved by security holders	6,946,616	$13.80	7,110,018
Equity compensation plan not approved by security holders	—	—	—

Total	6,946,616		7,110,018

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Philosophy of Executive Compensation Programs

Our overall executive compensation objective is to provide a comprehensive plan that encourages our executive officers to focus on our strategic business initiatives, financial performance objectives and the creation and maintenance of equity value. The following are the principal objectives of our executive compensation program:

•	attract, retain, and motivate superior management talent critical to our long-term success with compensation that is competitive within the marketplace;

•	ensure that compensation levels reflect our internal value and future potential of each executive and the achievement of outstanding individual results;

•	link executive compensation to the creation and maintenance of our long-term equity value;

•	promote equity ownership by executives in order to align their interests with the interests of our shareholders; and

•	ensure that incentive compensation is linked to the achievement of specific financial and strategic objectives, which are established in advance and approved by our Compensation Committee.

Compensation Determination Process

General

Our Board had historically made all determinations regarding the compensation for our executive officers. Since the completion of our initial public offering in 2009, our Compensation Committee has been responsible for setting our executive compensation objectives and policies, establishing our executive compensation program consistent with those objectives and policies and determining the compensation for our CEO and other executive officers.

Determining the appropriate level of executive compensation is not an exact science or a formulaic process and involves careful deliberation and business judgment. As described more fully below, in determining executive compensation, the Compensation Committee reviews all components of the named executive officers’ compensation and takes into account a number of variables, both quantitative and qualitative, including the Compensation Committee’s assessment of our overall performance and the individual performance of the named executive officers, the executive officers’ employment agreements and the general market. In 2010, as further discussed below, the Compensation Committee also engaged Compensation Advisory Partners LLC to serve as its compensation consultant.

Role of Executive Officers

Dr. Massingale, our Executive Chairman and Director, and Mr. Roth, our President, Chief Executive Officer and Director, as members of the Board, generally participate in discussions and deliberations of the Compensation Committee regarding executive compensation. Other named executive officers also attend and participate in the Compensation Committee meetings as required. Any discussion by the Compensation Committee regarding specific compensation for Dr. Massingale, Mr. Roth or other named executive officers was conducted by the Compensation Committee in executive session without such persons in attendance.

Use of Compensation Consultant

During 2010, the Compensation Committee engaged Compensation Advisory Partners LLC (“CAP”) as its compensation consultant to assist it in evaluating the elements and levels of our executive compensation, including benchmarking base salaries and cash incentive payments of our top three executive officers, Dr. Massingale, Mr. Roth and Mr. Jones, and determining an appropriate amount and mix of annual equity-based incentives to grant to these executive officers. The CAP engagement also included providing guidance to the Compensation Committee with respect to the appropriate amount of equity to reserve for annual long-term incentive grants on a company-wide basis and stock ownership guidelines for executives. CAP received instructions directly from the Compensation Committee.

For purposes of CAP’s evaluation relating to cash compensation, peer group consisted of a select group of 14 publicly traded companies in our industry that have revenues comparable to our company based on 2008 information and that we compete with for executive talent (the “Compensation Comparison Group”). These companies in the Compensation Comparison Group were: Emergency Medical Services Corp, Psychiatric Solutions Inc., Sun Healthcare Group, Lincare Holdings Inc., Res-Care Inc., Gentiva Health Services, Inc., Amn Healthcare Services, Inc., Amedisys Inc., Mednax Inc., Rehabcare Group Inc., Healthways Inc., Cross Country Healthcare Inc., Medcath Corp and IPC The Hospitalist Co Inc. CAP’s evaluation focused on reviewing the amounts of each of the three executive officer’s base salary, target cash incentive opportunity and total target cash compensation opportunity (a combination of base salary and target cash incentive opportunity) against those of executives in equivalent positions in the Compensation Comparison Group (or in the case of Dr. Massingale, the second highest ranking executive in the Compensation Comparison Group) based on 2008 compensation data. CAP’s study found that Dr. Massingale’s base salary was approximately at the 75th percentile of the Compensation Comparison Group, his target cash incentive opportunity at 65% of base salary was slightly above the 50th percentile of the Compensation Comparison Group, which was at 64% of base salary, and his total target cash compensation opportunity was close to the 75th percentile of the Compensation Comparison Group, which was reflective of the fact that his role is close to that of a CEO. The study also found that Mr. Roth’s base salary was slightly below the 25th percentile of the Compensation Comparison Group, his target cash incentive opportunity at 65% of base salary was below 25th percentile of the Compensation Comparison Group, which was at 70% of base salary and that his total target cash compensation was somewhat below the 25th percentile of the Compensation Comparison Group. Mr. Jones’ base salary, his target cash incentive opportunity at 50% of base salary, and his target total cash compensation opportunity was found to be consistent with the 25th percentile of the Compensation Comparison Group.

For purposes of CAP’s evaluation relating to long-term equity incentives, the peer group consisted of the same companies that were in the Compensation Comparison Group, as well as a select group of companies that had recently become public. These additional companies were: Select Medical Holdings Corp.; Emdeon and Genoptix, Inc. CAP’s study found that restricted stock is the most prevalent vehicle of equity incentives among the companies in the Compensation Comparison Group, closely followed by options and that many of the peers use a combination of the two vehicles together, and that a relatively few of the peers have performance-based equity incentives. The study also found that a three year vesting period was the most common on restricted stock and that a four year vesting period was the most common on options. The study also looked at the “at grant” values of three year average annual long-term equity incentives as a percentage of base salary for the executives in each of the second highest ranking position, CEO position and CFO position at companies in the peer group described above. The study found that the range was approximately 80% (at the 25th percentile of the peer group) to 340% (at the 75th percentile of the peer group) for the second highest ranking executive; 120% to 400% for the CEO position; and 60% to 130% for the CFO position.

As further described under “—Compensation Elements” below, the Compensation Committee considered the results of CAP’s study in setting Dr. Massingale, Mr. Roth and Mr. Jones’ respective base salaries, target cash compensation opportunity and long-term equity incentives for 2010.

Compensation Elements

We provide different elements of compensation to our named executive officers in a way that the Compensation Committee believes best promotes our compensation objectives. Consistent with the philosophy that compensation to the executive officers should be aligned closely with our short- and long-term financial performance, a portion of executive compensation is “at risk” and is tied to the attainment of previously established financial goals. However, the Compensation Committee also believes that it is prudent to provide competitive base salaries and other benefits to attract and retain the appropriate management talent in order to achieve our strategic objectives. Accordingly, we provide compensation to our named executive officers through a combination of the following:

•	base salary;

•	annual cash incentive opportunities;

•	long-term equity-based incentives; and

•	benefits and executive perquisites.

Each of these elements is discussed below in greater detail.

Base Salaries

Annual base salaries are designed to reward an executive’s ongoing contribution to the performance of his or her functional area of responsibility with us. We believe that base salaries must be competitive based upon the executive officers’ scope of responsibilities and market compensation of similarly situated executives at companies with whom we compete for executive talent. Other factors such as internal consistency and comparability are also considered when establishing a base salary for a given executive. Our Human Resources Department is generally a resource for such information as needed. As discussed above, during 2010, the Compensation Committee engaged CAP, a compensation consultant, to study the competitiveness of Dr. Massingale, Mr. Roth and Mr. Jones’ base salaries.

Generally, base salaries are adjusted each year based upon the Compensation Committee’s assessment of each executive officer’s individual performance and our overall budgetary guidelines. Historically, such adjustments occurred effective April 1, but the Company announced in 2010 that any such future adjustments would be effective on July 1. In addition, base salaries may be adjusted at other times during the year in connection with promotions or increased responsibilities or to maintain competitiveness within the market. In 2010, the base salaries of Dr. Massingale and Ms. Allen were increased by 2.0%, Mr. Roth’s was increased by 23.3%, and Mr. Jones was increased by 10.7% effective July 1, 2010. The Compensation Committee’s decision to increase the base salary of Mr. Roth and Mr. Jones was based on a number of factors, including a desire to provide a more competitive base salary in light of the results of CAP’s evaluation discussed under “—Compensation Determination Process,” their increased roles and responsibilities as the CEO and CFO of a public company and their individual performance in their respective roles. Although the Compensation Committee relied on the results of CAP’s study to assess the competitiveness of the executives’ base salaries, and the increased base salaries of Mr. Roth and Mr. Jones that they approved approximated the median of the Compensation Comparison Group for equivalent positions, the Compensation Committee did not have or use a specific target within the range when making their decision. See “—Compensation Determination Process.” As a result of these increases, the annual base salary rates of our named executive officers as of July 1, 2010 were as follows: Dr. Massingale—$607,476; Mr. Roth—$740,000; Mr. Jones—$400,000; and Ms. Allen—$321,300.

Annual Cash Incentive Compensation

Annual cash incentive awards are available to our named executive officers, as well as to other members of our executive management team, under the Team Health Holdings, Inc. Annual Management Incentive Plan, or

Bonus Plan, which was amended and restated in connection with our initial public offering as further described below. The Bonus Plan is designed to reward management for the achievement of annual financial performance targets and other operational goals, which are linked to the creation of our long-term equity value. Under the amended and restated Bonus Plan, the maximum annual payment that may become payable with respect to any fiscal year to any individual under the Bonus Plan is $2,000,000. The amended and restated Bonus Plan (1) provides greater flexibility as to the performance goals that may be used for purposes of any individual’s Financial Performance Component under the Bonus Plan, which may but need not be tied to the achievement of our overall consolidated Bonus Plan EBITDA results, and (2) provides that the Bonus Plan will be administered by the administrator, which shall be either the Board, the Compensation Committee or any other committee of the Board as the Board may designate, and that the administrator shall, in its sole discretion, be authorized to waive any applicable performance goals for any participant or group of participants under the Bonus Plan and pay the amount that would have become payable had the applicable performance goals been achieved.

Under the Bonus Plan, as it operated with respect to performance year 2010, each participant had a potential bonus pool that was based on a certain percentage of his or her base salary. For the named executive officers and other corporate and administrative managers, a portion of each of their respective potential bonus pools was tied to the achievement of the overall consolidated Bonus Plan EBITDA results (defined as earnings before interest, taxes, depreciation and amortization and further adjusted to exclude other non-recurring or non-operating items such as acquisitions, restructured or discontinued operations or other extraordinary or unusual events occurring during the year), or Financial Performance Component, and a portion was tied to the achievement of specific objectives as defined by management and our Compensation Committee and to senior management’s assessment of our and the individual executive officer’s performance, or Discretionary Component. Our Board established a Bonus Plan EBITDA target at the beginning of the year. In addition, while the Financial Performance Component generally comprised a substantial portion of the potential bonus pool, the exact allocation between the Financial Performance Component and the Discretionary Component could vary from year to year. Our Board evaluates the allocation between the two components on an annual basis and has the flexibility to adjust the allocation percentages as needed in order to better align the incentives under the Bonus Plan.

The Financial Performance Component under the Bonus Plan contains threshold, target and maximum achievement levels which can increase or decrease the potential payment under each participant’s bonus pool. The threshold level of achievement reflects Bonus Plan EBITDA results equal to 95% of the Bonus Plan EBITDA target, and the maximum level of achievement reflects Bonus Plan EBITDA results equal to or above 105% of the Bonus Plan EBITDA target. No payment is made under the Financial Performance Component if the threshold level of achievement is not achieved, and no additional amount will be paid under the Financial Performance Component if greater than the maximum level of achievement is achieved. At the threshold level of achievement, a participant’s bonus payment is equal to 50% of his or her potential bonus pool allocated to the Financial Performance Component, and at the maximum level of achievement, a participant’s bonus payment is equal to 200% of his or her bonus pool allocated to the Financial Performance Component. Bonus payments for actual results that fall between the threshold and maximum are adjusted on a linear basis.

The determination of the bonus payment amounts under the Discretionary Component of the Bonus Plan is subject to the discretion of our Compensation Committee after considering the individual executive officer’s achievement of specific operational objectives as defined by management, as well as our Board’s and senior management’s assessment of our past and future performance, including, but not limited to, subjective assessments of our operational performance during the performance year and the position of our company for the achievement of acceptable earnings growth in the subsequent year. The specific objectives defined by management vary from year to year and from one executive officer to another, but they generally relate to operational improvements that are within the individual executive officer’s area of responsibility, our strategic goals and enhancement of leadership and management skills. These objectives are typically qualitative objectives, and the Compensation Committee applies its business judgment in assessing the extent to which the individual executive officers met their objectives.

The following table sets forth some of the detailed individual objectives for our named executive officers in fiscal 2010:

Name	Objectives
Dr. Massingale	• Guide and advise in key physician matters including quality and patient safety as well as physician recruitment and retention
• Support initiatives to achieve growth through sales and acquisitions

Mr. Roth	• Support initiatives to achieve growth through sales and acquisitions
• Enhance recruiting and retention efforts of physicians and other clinicians
• Support quality, patient safety and risk management issues

Mr. Jones	• Support initiatives to achieve growth through sales and acquisitions
• Expand investor relations initiatives

Ms. Allen	• Support initiatives to achieve growth through sales and acquisitions
• Address enhanced regulatory compliance goals
• Evaluate and take actions to enhance corporate risk profile

In subjectively assessing our performance and our position for earnings growth in the subsequent year, the Compensation Committee considers a number of factors, including our Bonus Plan EBITDA results during the performance year, our expectations regarding the subsequent year’s Bonus Plan EBITDA results, the quality of our revenue and sales growth during the performance year and our expectations regarding our revenue and sales growth in the subsequent year. The Compensation Committee does not use any specific formula in determining the bonus payments under the Discretionary Component of the Bonus Plan or assign any particular relative weightings to the various factors it considers in determining the payments but generally makes its determination by first considering the extent of the executive officers’ achievement of their individual objectives and then by taking into account the various factors related to the assessment of our performance described above. Our Compensation Committee may decide to award nothing or more than the full amount allocated to the Discretionary Component under the potential bonus pool of any given named executive officer.

For 2010, the potential bonus pool of each of Dr. Massingale and Mr. Roth was equal to 85% of his respective annual base salary in effect as of December 31, 2010. The Compensation Committee increased Dr. Massingale’s and Mr. Roth’s potential bonus pool to 85% of base salary in 2010 from 65% of base salary in 2009. The Compensation Committee’s decision to increase the potential bonus pool of Mr. Roth was based on a number of factors, including a desire to provide a more competitive annual cash compensation opportunity that would retain and further incentivize the CEO to achieve our financial performance objectives, his increased role and responsibilities and performance as the CEO. Although the Compensation Committee relied on the results of CAP’s study to assess the competitiveness of the CEO’s target cash compensation opportunity, and the increased target cash compensation opportunity that they approved approximated the median of the Compensation Comparison Group for the CEO position, the Compensation Committee did not have or use a specific target within the range when making their decision. The increase in the potential bonus pool of Dr. Massingale reflects the Compensation Committee’s decision to provide Dr. Massingale with a level of bonus opportunity comparable to Mr. Roth in light of his position as the most senior executive at our company. See “—Compensation Determination Process.” The potential bonus pool of each of the other named executive officers was equal to 50% of his or her respective annual base salary in effect as of December 31, 2010. For 2010, the Compensation Committee allocated 80% of the bonus pool for each of the named executive officers and administrative managers to the Financial Performance Component and 20% to the Discretionary Component. Additionally, the Board set a Bonus Plan EBITDA target of $165.9 million for 2010 for our named executive officers. The actual Bonus Plan EBITDA result for 2010 was approximately $162.2 million, or 97.7% of the Bonus Plan EBITDA target set for the year. This actual Bonus Plan EBITDA result was calculated by adjusting net income as set forth in the table below.

Bonus Plan EBITDA Calculation

Year Ended December 31, 2010
(in thousands)
Net earnings	$13,337

Plus: Interest expense, net	20,552
Provision for income taxes	37,784
Depreciation and amortization	26,948
Impairment of intangibles	51,320
Other income	(1,017)
Loss on extinguishment of debt	17,122
Transaction costs	843
Restructuring costs	1,579
Less: 87.5% of prior year professional liability adjustment	6,317

Bonus Plan EBITDA	$162,151

Based upon the actual Bonus Plan EBITDA results, the Compensation Committee determined to pay 77.4% of the Financial Performance Component of each named executive officer’s bonus pool to each such named executive officer. The Compensation Committee also determined that all of the named executive officers achieved all of their respective individual objectives. However, due to the achievement of certain other objectives subsequent to the 2009 initial public offering, including actions taken to position the Company for future growth, increased development of infrastructure support, and other operational achievements, the Compensation Committee increased the overall level of payments associated with the Discretionary Component of the Bonus Plan. Based upon this assessment, the Compensation Committee determined to pay the following approximate percentages of the Discretionary Component to each named executive officer: Dr. Massingale—190%; Mr. Roth—190%; Mr. Jones—275% and Ms. Allen—100%. The determination regarding the payments under the Discretionary Component reflects the Compensation Committee’s subjective assessment, in its business judgment, regarding the appropriate total bonus payment for each named executive officer based on the executive officer’s achievement of all or many of the objectives defined for himself or herself and in light of our overall performance during 2010 and the position of our company for the achievement of earnings growth in 2011. The specific awards under the Bonus Plan for 2010 were reviewed and approved by the Compensation Committee in February 2011 and will be paid in the first quarter of 2011.

The following table illustrates the operation of the Bonus Plan for fiscal 2010. As explained above, for fiscal 2010, the Compensation Committee allocated 80% of the bonus pool to the Financial Performance Component and 20% of the bonus pool to the Discretionary Component and determined to pay 77.4% of the Financial Performance Component of each named executive officer’s bonus pool based on the company’s results compared to the Bonus Plan EBITDA target.

Name	Percentage of Base Salary Allocated to Bonus Pool	Bonus Pool	Financial Performance Component of Bonus Pool	Amount Awarded under Financial Performance Component of Bonus Pool	Discretionary Component of Bonus Pool	Amount Awarded under Discretionary Component of Bonus Pool	Total Amount Awarded under Bonus Plan for Fiscal 2010
Dr. Massingale	85%	$516,355	$413,084	$319,793	$103,271	$196,562	$516,355
Mr. Roth	85%	$629,000	$503,200	$389,558	$125,800	$239,443	$629,000
Mr. Jones	50%	$200,000	$160,000	$123,866	$40,000	$110,000	$233,866
Ms. Allen	50%	$160,650	$128,520	$99,495	$32,130	$32,130	$131,625

In addition, in February 2010, our Compensation Committee determined to pay a one-time discretionary bonus to eligible employees of the Company, including our named executive officers, to compensate for the fact that base salaries were not increased in 2009 to reflect for general inflation. All of our named executive officers received a one-time bonus in an amount equal to 2% of their respective annual base salary. This one-time discretionary bonus is reflected under the “Bonus” column of the Summary Compensation Table included elsewhere in this item.

Long-Term Equity Incentive Compensation

Prior to our initial public offering in 2009, the Board provided equity incentive awards to executive officers from time to time in order to directly align their interests with the long-term interests of the equity holders of Team Health Holdings. As previously disclosed in our proxy statement filed in April 2010, in connection with the corporate conversion that took place prior to our initial public offering, each outstanding Class A unit, Class B unit and Class C unit was automatically converted into a number of shares of our common stock. The shares of common stock that were issued in respect of any Class B units or Class C units that remained unvested at the time of the corporate conversion were restricted and, accordingly, are subject to the same vesting schedule that previously applied to the corresponding Class B units or Class C units. In addition, each holder of Class B units or Class C units was also issued vested and unvested options to acquire shares of our common stock in substitution for part of the economic benefits of their outstanding Class B units or Class C units not reflected in the conversion of the units into shares of common stock, with the exercise price per share of these options equal to the initial public offering price per share or such higher price per share as was necessary to accurately reflect the terms of the Class B units or Class C units to which they relate. The unvested options are subject to the same vesting schedule that previously applied to the Class B units or Class C units to which they relate. At the time of the consummation of our initial public offering, we also granted additional fully vested and unvested options to acquire shares of our common stock under the 2009 Stock Plan to members of our management, including our named executive officers.

Since our initial public offering, our Compensation Committee continues to believe that our company’s long-term financial success is achieved in part through an ownership culture that incentivizes our executives to work towards making business decisions that, over the long term, should increase the price of our stock. As more fully described under “Narrative Supplement to the Summary Compensation Table and 2010 Grants of Plan-Based Awards—2009 Stock Plan,” the Compensation Committee may grant options, stock appreciation rights and other stock-based awards under the 2009 Stock Plan.

In May, 2010, our Compensation Committee determined to grant 30,000 stock options to Dr. Massingale, 145,000 stock options to Mr. Roth, 50,000 stock options to Mr. Jones and 30,000 stock options to Ms. Allen. All of these options are time-based and vest annually in equal installments over a period of four years in order to encourage executive officers’ continued service with the Company. All of these options have an exercise price equal to the closing price of the underlying shares on the date of grant and have an expiration date of 5/27/20 from the date of grant. In making a determination about the type of equity incentive, the Compensation Committee considered the peer companies’ practices with respect to mix of restricted stock and options as revealed by the compensation consultant’s study and determined that granting options would yield a more optimal balance between restricted stock and options in each named executive officer’s case. The specific sizes of options granted to each named executive officer was determined after considering a variety of factors, including, among others, each named executive officer’s existing equity holdings, the vesting dates/terms of such existing holdings, the size of annual equity grants awarded to similarly situated executive officers in the Compensation Comparison Group based on the compensation consultant’s study, the size of annual equity grants made to other employees at the company and the executive officers’ respective roles and responsibilities within the Company. In the case of Dr. Massingale, consideration was given to the fact that he already held a substantial amount of equity relative to other named executive officers. The Compensation Committee did not use any specific formula in determining the specific sizes of options granted to the named executive officers or assign any particular relative weightings to the various factors it considered but determined to award long-term equity incentives in amounts that they believed were fair and reasonable in light of the peer companies’ practices and would ensure that our executive officers have a continuing stake in our long-term success. We do not have, nor do we plan to have, any program, plan or practice to time equity grants with the release of material non-public information.

Benefits and Executive Perquisites

We also provide certain other benefits described below to our employees, including our named executive officers, which are not tied to any performance criteria and are intended to be part of a competitive compensation program. These benefits are intended to support our compensation objectives related to the attraction and retention of superior management talent and to ensure that our executives remain appropriately focused on their job responsibilities without unnecessary distractions.

Retirement Benefits

Substantially all of our salaried employees, including our named executive officers, are eligible to participate in the Team Health, Inc. 401(k) savings plan. Employees are permitted to defer a portion of their income under the 401(k) plan. At the discretion of the Board, we may make a matching contribution of up to 50%, subject to annual limits established under the Internal Revenue Code, of the first 6% of employees’ contributions under this 401(k) plan as determined each year. The Board authorized such maximum discretionary amount as a match on employees’ 401(k) plan contributions for 2010, including contributions by our named executive officers. Employee and company matching contributions are fully vested at the time they are made. Participants may receive distribution of their 401(k) plan accounts at any time after their service with us ceases.

In addition, our named executive officers and other senior employees are eligible to participate in the Team Health, Inc. Non-Qualified Supplemental Executive Retirement Plan, or SERP. Currently, all active participants are permitted to defer a portion of their income under the SERP. In our sole discretion, we may make contributions to the accounts of any of the active participants in the SERP, and the participants will always be vested in all amounts credited to their accounts. Mr. Jones and Ms. Allen were the only named executive officers that elected to participate in the SERP in 2010. In 2010, Ms. Allen received a $486 contribution from us. Mr. Jones did not receive a contribution from us in 2010.

We maintain no defined benefit plans.

Other Benefits

All executive officers, including our named executive officers, are eligible for other benefits from us including: medical, dental, life insurance and short-term disability insurance. In addition, we provide long-term disability insurance coverage on behalf of our named executive officers at an amount equal to 60% of current base salary. Our named executive officers also participate in our Personal Time Off program, which provides paid leave during the year at various amounts based upon the executive’s position within the company and length of service.

Perquisites

Each of our named executive officers receives an annual automobile allowance of $9,000 ($12,000 in the case of Dr. Massingale and Mr. Roth) for personal and business use. We also provide an annual allowance of $600 ($800 in the case of Dr. Massingale and Mr. Roth) for personal financial planning assistance. In addition, Dr. Massingale and Mr. Roth (and other senior executives upon approval of the Executive Chairman) may have limited use of our corporate aircraft for personal purposes.

These benefits and perquisites are reflected in the All Other Compensation column of the Summary Compensation Table and the accompanying footnotes.

Severance Arrangements

The Compensation Committee believes that severance arrangements are necessary to attract and retain the talent necessary for our long-term success. Accordingly, our named executive officers are entitled, under their employment agreements with us, to cash and certain other benefits in the event that their employment is terminated under certain circumstances. See the description of these arrangements under “Potential Payments Upon Termination or Change-In-Control—Summary of Severance Arrangements.”

Stock Ownership Guidelines

Following our initial public offering, in May 2010, our Compensation Committee adopted executive stock ownership guidelines pursuant to which certain covered executives are expected to accumulate and retain specified levels of ownership of our equity securities so as to further align their interests and actions with the interests of our shareholders. The Compensation Committee developed these guidelines based in part on analyses provided by its compensation consultant, CAP, which included analysis of policies instituted at other public companies. Under the policy, the Chairman has a target ownership level established as the lesser of 75,000 shares or the equivalent value of 300% of base salary. President and CEO has a target ownership level established as the lesser of 200,000 shares or the equivalent value of 500% of base salary. Chief Financial Officer and Senior Executive Officer, General Counsel have target ownership levels established as the lesser of 50,000 shares or the equivalent value of 200% of base salary. Other designated key executives have target ownership levels established as the lesser of 5,000 shares or the equivalent value of 20% of base salary. Covered executives are suggested to achieve these levels of stock ownership within the later of 5 years after the adoption of the guidelines or 5 years after first being designated as a covered executive. If a covered executive’s guidelines changes because of a change in title or increase in base salary, a 3 year period to achieve these guidelines begins with the date of the title change or base salary increase.

The Compensation Committee will review the stock ownership levels of all persons subject to these guidelines on an annual basis. In determining an executive’s share ownership level, the following are included:

•	stock purchased on the open market;

•	stock obtained through stock option exercises;

•	restricted stock and restricted stock units received in connection with the Company’s conversion from a limited liability company to a corporation;

•	stock held in any Company stock purchase plan;

•	stock deemed to be owned based on the intrinsic value of vested and unvested unexercised options received in connection with the Company’s conversion from a limited liability company to a corporation;

•	deferred stock units; and

•	stock beneficially owned in a trust, by a spouse and/or minor children.

Compensation Committee Report

The Compensation Committee has discussed and reviewed the foregoing Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Company’s Board of Directors:

Neil P. Simpkins, Chair

Michael A. Dal Bello

Glenn A. Davenport

Compensation Committee Interlocks and Insider Participation

Except as set forth below, during the 2010 fiscal year, there were no “compensation committee interlocks” (as that term is defined in SEC rules). The current members of the Compensation Committee are Messrs. Simpkins, Dal Bello and Davenport, none of whom is a current or former officer or employee of the company or any of its subsidiaries. During the 2010 fiscal year:

•	none of the members of the Compensation Committee was an officer (or former officer) or employee of the company or any of its subsidiaries;

•

none of the members of the Compensation Committee had a direct or indirect material interest in any transaction in which the Company was a participant and the amount involved exceeded $120,000, except that Messrs. Simpkins and Dal Bello are affiliates of Blackstone, which was a party to the Amended and Restated Transaction and Monitoring Fee Agreement. See “Transactions with Related Persons.”

•

none of our executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served on our Compensation Committee;

•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on our Compensation Committee; and

•

none of our executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served as a director on our Board.

Summary Compensation Table

The following table summarizes all compensation awarded to, earned by, or paid to, our named executive officers for fiscal years 2010, 2009 and 2008 for services rendered to us.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)		Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($)		All Other Compensation (5) ($)	Total ($)
H. Lynn Massingale, M.D. Executive Chairman and Director	2010 2009 2008	$600,832 595,565 589,595	$17,867 — —	$	— — —	$183,327 216,632 —	$516,355 861,847 505,815	$	— — —	$39,404 39,422 54,335	$1,357,785 1,713,466 1,149,745

Greg Roth President, Chief Executive Officer and Director	2010 2009 2008	$664,615 600,000 545,507	$18,000 — —	$	— — 137,588	$886,081 273,838 —	$629,000 857,848 516,578	$	— — —	$34,262 33,284 25,117	$2,231,958 1,764,970 1,224,790

David P. Jones Chief Financial Officer	2010 2009 2008	$379,204 361,378 357,816	$10,841 — —	$	— — 137,588	$305,545 121,057 —	$233,866 461,378 242,756	$	— — —	$25,245 25,361 25,626	$954,701 969,174 763,786

Heidi S. Allen (6) Senior Vice President General Counsel	2010 2009 2008	$317,908 315,000 157,500	$9,450 — 20,000	$	— — 183,447	$183,327 76,271 —	$131,625 365,000 114,786	$	— — —	$18,957 16,972 282,781	$661,267 773,243 758,514

(1)	The 2010 amounts include a one time discretionary bonus paid in February 2010 in an amount equal to 2% of the executive officer’s base salary. See the discussion under “Compensation Discussion and Analysis—Compensation Elements—Annual Cash Incentive Compensation.” For 2008, the amount reflected for Ms. Allen reflects a sign-on bonus she received in connection with the commencement of her employment with us.
(2)	These amounts represent the aggregate grant date fair value of equity awards granted in the specified fiscal year as calculated pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (ASC Topic 718). For additional information about the valuation assumptions with respect to equity awards, refer to Note 16 of our financial statements in our Form 10-K for the year ended December 31, 2010, as filed with the SEC.
(3)	Reflects amounts awarded for performance under both the Financial Performance Component and the Discretionary Component of the Bonus Plan. The amounts awarded for performance year 2010 will be paid in the first quarter of 2011.
(4)	We maintain no defined benefit plans, and there were no above-market or preferential earnings during the year on the Team Health, Inc. Non-Qualified Supplemental Executive Retirement Plan, a non-qualified deferred compensation plan.

(5)	All Other Compensation for Dr. Massingale for 2010 included the following:

Long-term disability insurance premiums	$13,321
Automobile allowance	12,000
401(k) matching contribution	7,350
Health and dental insurance premiums	4,556
Life insurance premiums	1,377
Financial planning	800

All Other Compensation for Mr. Roth for 2010 included the following:

Automobile allowance	$12,000
Long-term disability insurance premiums	8,459
401(k) matching contribution	7,350
Health and dental insurance premiums	4,556
Life insurance premiums	1,097
Financial planning	800

All Other Compensation for Mr. Jones for 2010 included the following:

Automobile allowance	$9,000
401(k) matching contribution	7,350
Health and dental insurance premiums	6,237
Long-term disability insurance premiums	2,206
Life insurance premiums	453

All Other Compensation for Ms. Allen for 2010 included the following:

Automobile allowance	$9,000
401(k) matching contribution	7,350
Long-term disability insurance premiums	1,739
Contribution to SERP	486
Life insurance premiums	382

Perquisites and other personal benefits included in All Other Compensation reflect the incremental cost to us and are valued based upon the actual costs of such services.

2010 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4) ($)
		Threshold ($)		Target ($)		Maximum (3) ($)		Threshold (#)	Target (#)	Maximum (#)
H. Lynn Massingale, M.D.		$206,542	(1)	$413,084	(1)	$826,167	(1)
		N/A		103,271	(2)	N/A
	5/27/10											30,000	13.40	$183,327
Greg Roth		251,600	(1)	503,200	(1)	1,006,400	(1)
		N/A		125,800	(2)	N/A
	5/27/10											145,000	13.40	$886,081
David P. Jones		80,000	(1)	160,000	(1)	320,000	(1)
		N/A		40,000	(2)	N/A
	5/27/10											50,000	13.40	$305,545
Heidi S. Allen		64,260	(1)	128,520	(1)	257,040	(1)
		N/A		32,130	(2)	N/A
	5/27/10											30,000	13.40	$183,327

(1)

Reflects possible payouts under the Financial Performance Component of the Bonus Plan for the 2010 performance year. Threshold represents the amount payable if actual Bonus Plan EBITDA was equal to 95% of the Bonus Plan EBITDA target, Target represents the amount payable if actual Bonus Plan EBITDA was equal to 100% of the EBITDA target, and Maximum represents the amount payable if actual Bonus Plan EBITDA was equal to or greater than 105% of the Bonus Plan EBITDA target. The actual bonuses to be paid to our named executive officers under the Bonus Plan, which include payouts under both the Financial Performance Component and the Discretionary Component, are disclosed in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column.

(2)	Reflects possible target payouts under the Discretionary Component of the Bonus Plan for the 2010 performance year, which is equal to 20% of the named executive officer’s bonus pool. See “Compensation Discussion and Analysis—Compensation Elements—Annual Cash Incentive Compensation” for further information regarding the Financial Performance Component and the Discretionary Component of the Bonus Plan.
(3)	The maximum annual payment that may become payable with respect to any fiscal year to any individual under the Bonus Plan is $2,000,000.
(4)	Amount represents the grant date fair value in accordance with the guidance in FASB ASC Topic 718, utilizing assumptions discussed in Note 16 of our consolidated financial statements in our Form 10-K for the year ended December 31, 2010.

Narrative Supplement to the Summary Compensation Table and

2010 Grants of Plan-Based Awards Table

Employment Agreements

We entered into an employment agreement with Dr. Massingale on November 23, 2005, pursuant to which Dr. Massingale initially continued to serve as our Chief Executive Officer and pursuant to which he still serves as the Chairman of our Board. Effective May 1, 2008, Dr. Massingale’s employment agreement was amended to reflect that he shall serve as Executive Chairman, instead of our Chief Executive Officer, and that he will continue to serve as the Chairman of our Board during the term of his agreement. We also maintain employment agreements with each of our other named executive officers. The agreements for all of our named executive officers were amended and restated on November 25, 2009 to comply with the requirements of Section 409A of the Internal Revenue Code and, where applicable, to make other changes to their employment terms, which are reflected herein.

Each employment agreement has an initial five-year term that commenced on June 1, 2006 (November 23, 2005 in the case of Dr. Massingale and June 19, 2008 in the case of Ms. Allen), and each provides for automatic one-year renewal periods upon the expiration of the initial term or any subsequent term, unless either party provides a notice of non-renewal at least 180 days prior to the end of the then current term. Each employment agreement provides for the payment of an annual base salary, subject to annual review and adjustment, as well as the opportunity to earn an annual bonus having a target amount. Currently, the target amount is equal to 50% of the named executive officer’s base salary (or 85% of base salary in the cases of Dr. Massingale and Mr. Roth). However, the maximum annual bonus that can be earned by any of these executive officers with respect to a fiscal year may be adjusted pursuant to the terms of the Bonus Plan. See “Compensation Discussion and Analysis—Compensation Elements—Annual Cash Incentive Compensation.”

Pursuant to each employment agreement, we have agreed to provide the executive officer with all standard benefits that we normally provide to other similarly situated executive officers. Pursuant to the employment agreements with Dr. Massingale, Mr. Roth and Mr. Jones, we have also agreed to cover the cost of standard medical and dental benefits for the executive officer and his eligible dependents. Each employment agreement also requires us to maintain a life insurance policy in a face amount that is equivalent to two times the executive officer’s base salary (or three times in the case of Dr. Massingale and Mr. Roth), as adjusted from time to time. Dr. Massingale is also entitled to other benefits and perquisites under his employment agreement, including, but not limited to, paid vacation, the right to an unpaid three week sabbatical after each consecutive five years of service, disability benefits and a monthly automobile allowance (of $1,000 per month) and reasonable use of our aircraft (for personal travel) for up to 40 hours per year (with unused hours forfeited at the end of each applicable year). The other named executive officers are also entitled to other benefits and perquisites under their respective employment agreements, including but not limited to, paid vacation, certain disability benefits and a monthly automobile allowance. Furthermore, Mr. Roth’s employment agreement was amended in February 2011 to provide for reasonable use of our aircraft (for personal travel) for up to 40 hours per year in the same manner as that provided to Dr. Massingale under his employment agreement.

Each employment agreement also provides for certain payments and benefits in the event the executive officer’s employment is terminated under specified circumstances or in the event of a change of control. See “Potential Payments upon Termination or Change-in-Control—Summary of Severance Arrangements” for a summary description of these provisions.

2009 Stock Plan

In connection with our initial public offering, we adopted the 2009 Stock Plan so that we can continue to provide our named executive officers and other key service providers with equity-based long-term incentives. The 2009 Stock Plan is administered by the Compensation Committee, which has the full power and authority to establish the terms and conditions of any award consistent with the provisions of the 2009 Stock Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). Under the 2009 Stock Plan, the Compensation Committee may grant non-qualified stock options and incentive stock options, stock appreciation rights and other stock-based awards. Prior to the payment of any performance-based award, the Compensation Committee, or its delegate, will certify that the applicable performance goals have been met. In connection with such certification, the Compensation Committee, or its delegate, may decide to pay amounts, which are less than the award otherwise payable for achievement of the applicable performance goals; provided that the Compensation Committee shall have the authority to waive any applicable performance goal.

Except as otherwise provided in an award agreement or otherwise determined by the Compensation Committee, in the event of a Change of Control (as defined in the 2009 Stock Plan) or similar corporate transaction (whether or not involving a permitted holder), with respect to any outstanding awards then held by participants which are unexercisable or otherwise unvested or subject to lapse restrictions, the Compensation Committee may accelerate, vest, or cause the restrictions to lapse with all or any portion of an award, may cancel awards for fair value, may provide for the issuance of substitute awards or may provide that the stock options shall be exercisable for all shares subject thereto for a period of at least 10 days prior to the Change of Control and that, upon the occurrence of the Change of Control, the stock options shall terminate and be of no further force or effect. See “Potential Payments upon Termination or Change-in-Control” below for information regarding the treatment upon a Change of Control of unvested option awards that were outstanding under the 2009 Stock Plan on December 31, 2010.

Outstanding Equity Awards at 2010 Fiscal-Year End

The following table provides information with respect to holdings of equity-based awards held by the named executive officers at 2010 fiscal-year end:

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
H. Lynn Massingale, M.D.	12/15/2009	19,340	(1)	—		—	12.00	12/15/19	—		—	—	—
	12/15/2009	55,400	(1)	—		—	14.93	12/15/19	—		—	—	—
	12/15/2009	115,706	(4)	—		—	12.00	12/15/19	—		—	—	—
	12/15/2009	248,445	(4)	—		—	14.93	12/15/19	—		—	—	—
	5/27/2010	—		30,000	(5)	—	13.40	4/27/20	—		—	—	—

Greg Roth	12/15/2009	19,340	(1)	—		—	12.00	12/15/19	—		—	—	—
	12/15/2009	55,400	(1)	—		—	14.93	12/15/19	—		—	—	—
	12/15/2009	4,881	(2)	11,145		—	12.00	12/15/19	—		—	—	—
	12/15/2009	13,981	(2)	31,927		—	14.93	12/15/19	—		—	—	—
	12/15/2009	130,362	(4)	—		—	12.00	12/15/19	—		—	—	—
	12/15/2009	271,571	(4)	—		—	14.93	12/15/19	—		—	—	—
	5/27/2010	—		145,000	(5)	—	13.40	4/27/20	—		—	—	—
									8,875	(6)	$137,918

David P. Jones	12/15/2009	5,701	(1)	—		—	12.00	12/15/19	—		—	—	—
	12/15/2009	16,330	(1)	—		—	14.93	12/15/19	—		—	—	—
	12/15/2009	4,881	(2)	11,145		—	12.00	12/15/19	—		—	—	—
	12/15/2009	13,981	(2)	31,927		—	14.93	12/15/19	—		—	—	—
	12/15/2009	48,760	(4)	—		—	12.00	12/15/19	—		—	—	—
	12/15/2009	96,356	(4)	—		—	14.93	12/15/19	—		—	—	—
	5/27/2010	—		50,000	(5)	—	13.40	4/27/20	—		—	—	—
									8,875	(6)	$137,918

Heidi S. Allen	12/15/2009	6,508	(3)	15,457		—	12.00	12/15/19	—		—	—	—
	12/15/2009	18,642	(3)	44,283		—	14.93	12/15/19	—		—	—	—
	12/15/2009	18,943	(4)	—		—	12.00	12/15/19	—		—	—	—
	12/15/2009	29,123	(4)	—		—	14.93	12/15/19	—		—	—	—
	5/27/2010	—		30,000	(5)	—	13.40	4/27/20	—		—	—	—
									12,310	(6)	$191,297

(1)	Options awards for Dr. Massingale, Mr. Roth and Mr. Jones that were granted in connection with the corporate conversion prior to our initial public offering that vested daily on a pro rata basis through November 23, 2010.
(2)	Option awards for Mr. Roth and Mr. Jones that were granted in connection with the corporate conversion prior to our initial public offering that vest daily on a pro rata basis through May 18, 2013.
(3)	Option awards for Ms. Allen that were granted in connection with the corporate conversion prior to our initial public offering that vest daily on a pro rata basis through June 23, 2013.
(4)	Option awards for Dr. Massingale, Mr. Roth, Mr. Jones and Ms. Allen that were granted in connection with the corporate conversion prior to our initial public offering that were fully vested on the date of grant.

(5)	Option awards for Dr. Massingale, Mr. Roth, Mr. Jones and Ms. Allen that vest annually in equal installments over a period of four years through May 27, 2014.
(6)	Shares of stock that have not vested for Mr. Roth and Mr. Jones vest daily through May 18, 2013, and for Ms. Allen through June 23, 2013.

Option Exercises and Stock Vested in 2010

The following table provides information with respect to the vesting of stock awards held by our named executive officers during fiscal year 2010. None of our named executive officers exercised any options during 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
H. Lynn Massingale, M.D. Common Stock	—	—	14,682	$208,338

Greg Roth Common Stock	—	—	18,406	$261,181

David P. Jones Common Stock	—	—	8,051	$114,244

Heidi S. Allen Common Stock	—	—	4,964	$70,439

(1)	The common stock value was determined by our daily stock price from January 1, 2010 through December 31, 2010.

Nonqualified Deferred Compensation for 2010

The following table reflects activity in the SERP for the named executive officers during fiscal year 2010.

Name	Executive Contributions in Last FY (2) ($)	Registrant Contributions in Last FY (3) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (4) ($)
H. Lynn Massingale, M.D.	$—	$—	$—	$—	$—
Greg Roth	$—	$—	$—	$—	$—
David P. Jones (1)	$15,000	$—	$19,223	$60	$125,417
Heidi S. Allen (1)	$32,993	$486	$11,404	$35	$84,040

(1)	Mr. Jones and Ms. Allen were the only named executive officers that elected to participate in the SERP in 2010.
(2)	These amounts represent salary deferrals to the SERP and are included in the Salary column of the Summary Compensation Table.
(3)	This amount represents our contribution to the named executive officer’s SERP account and is included in the All Other Compensation column of the Summary Compensation Table.
(4)	All of the amounts shown under the Aggregate Balance at Last FYE column other than accumulated earnings and distributions were previously reported in the Summary Compensation Table.

In addition to the amount a SERP participant elects to defer to his or her account, a participant’s SERP account is credited (or charged) with an amount equal to the performance of certain hypothetical investment vehicles. These hypothetical investment vehicles are generally available to our employees participating in the 401(k) plan.

Potential Payments upon Termination or Change-in-Control

The following tables describe the potential payments and benefits under our compensation and benefit plans and contractual agreements to which the named executive officers would be entitled upon the occurrence of the specified triggering event on December 31, 2010.

Name	Involuntary Termination without Cause or Voluntary Termination for Good Reason	Voluntary Termination without Good Reason Following a Change of Control	Voluntary Termination without Good Reason	Death	Disability	Change of Control
H. Lynn Massingale, M.D.
Cash Severance Payment (1)	$3,889,731	$2,593,154	$—	$2,593,154	$2,593,154	$—
Continuing Medical Benefits	36,318	24,212	—	24,212	24,212	—
Acceleration of Equity Awards	—	64,200	—	—	—	64,200
Excise Tax Gross-up (2)	—	—	—	—	—	—

Total Termination Benefits	$3,926,049	$2,681,566	$—	$2,617,366	$2,617,366	$64,200

(1)	Represents (a) the sum of an amount equal to three times his base salary and an amount equal to three times his annual bonus in the event of involuntary termination without cause or voluntary termination for good reason, (b) the sum of an amount equal to two times his base salary, an amount equal to two times his annual bonus in the event of voluntary termination without good reason within one year following a change of control and (c) the sum of an amount equal to two times his base salary and an amount equal to two times his annual bonus less the amount of estimated life or disability insurance proceeds, as applicable, in the event of termination as a result of death or disability (in each case, as further described under the “Summary of Severance Arrangements” below).
(2)	Dr. Massingale’s employment agreement also provides that, in the event that his employment is terminated for any reason (other than by us for cause) during the one-year period following a change of control, we will indemnify him against any excise taxes that may be imposed under Section 4999 of the Internal Revenue Code on any payments or benefits to be received by him from us so that he will be in the same position as if no such taxes had been imposed. See “Summary of Severance Arrangements—Dr. Massingale’s Employment Agreement.” This amount represents the tax indemnity we would be required to pay under the terms of Dr. Massingale’s employment agreement. No such excise taxes would have been due assuming Dr. Massingale’s employment was terminated on December 31, 2010.

Name	Involuntary Termination without Cause or Voluntary Termination for Good Reason	Voluntary Termination without Good Reason	Involuntary Termination for Cause Following a Change of Control	Involuntary Termination without Cause Following a Change of Control	Change of Control
Greg Roth
Cash Severance Payment (1)	$4,450,272	$—	$4,450,272	$4,450,272	$—
Continuing Medical Benefits	36,818	—	36,818	36,818	—
Acceleration of Equity Awards	—	—	507,146	507,146	507,146
Tax Reimbursement Relating to IRC Section 83 Election (2)	23,823	23,823	—	—	—
Excise Tax Gross-up (3)	—	—	1,540,513	1,540,513	—

Total Termination Benefits	$4,510,913	$23,823	$6,534,749	$6,534,749	$507,146

(1)	Represents (a) the sum of an amount equal to three times his base salary and an amount equal to three times his annual bonus in the event of involuntary termination without cause or voluntary termination for good reason, (b) the sum of an amount equal to three times his base salary, an amount equal to three times his annual bonus in the event of voluntary termination without good reason within one year following a change of control and (c) the sum of an amount equal to three times his base salary and an amount equal to three times his annual bonus less the amount of estimated life or disability insurance proceeds, as applicable, in the event of termination as a result of death or disability (in each case, as further described under the “Summary of Severance Arrangements” below).
(2)	Represents the reimbursement payable by us for any U.S. federal or state income taxes paid by Mr. Roth with respect to the fair market value of the unvested units as of the grant date as reported by Mr. Roth pursuant to his election under Section 83 of the Internal Revenue Code. See “Summary of Severance Arrangements—Restricted Stock Award Agreement and Nonqualified Stock Option Agreement” below.
(3)	Mr. Roth’s employment agreement also provides that, in the event that his employment is terminated for any reason (other than by us for cause) during the one-year period following a change of control, we will indemnify him against any excise taxes that may be imposed under Section 4999 of the Internal Revenue Code on any payments or benefits to be received by him from us so that he will be in the same position as if no such taxes had been imposed. See “Summary of Severance Arrangements—Mr. Roth’s Employment Agreement.” This amount represents the tax indemnity we would be required to pay under the terms of Mr. Roth’s employment agreement.

Name	Involuntary Termination without Cause or Voluntary Termination for Good Reason	Voluntary Termination without Good Reason	Involuntary Termination for Cause Following a Change of Control	Involuntary Termination without Cause Following a Change of Control	Change of Control
David P. Jones
Cash Severance Payment (1)	$1,495,244	$—	$1,495,244	$1,495,244	$—
Continuing Medical Benefits	32,944	—	32,944	32,944	—
Acceleration of Equity Awards	—	—	303,846	303,846	303,846
Tax Reimbursement Relating to IRC Section 83 Election (2)	16,388	16,388	—	—	—

Total Termination Benefits	$1,544,576	$16,388	$1,832,034	$1,832,034	$303,846

Heidi S. Allen
Cash Severance Payment (1)	$1,139,225	$—	$1,139,225	$1,139,225	$—
Continuing Medical Benefits	32,944	—	32,944	32,944	—
Acceleration of Equity Awards	—	—	337,228	337,228	337,228
Tax Reimbursement Relating to IRC Section 83 Election (2)	22,730	22,730	—	—	—

Total Termination Benefits	$1,194,899	$22,730	$1,509,397	$1,509,397	$337,228

(1)	Represents the sum of an amount equal to two times the executive officer’s base salary and an amount equal to two times the executive officer’s annual bonus (as further described under the “Summary of Severance Arrangements” below).
(2)	Represents the reimbursement payable by us for any U.S. federal or state income taxes paid by the executive officer with respect to the fair market value of the unvested units as of the grant date as reported by the executive officer pursuant to his or her election under Section 83 of the Internal Revenue Code. See “Summary of Severance Arrangements—Restricted Stock Award Agreement and Nonqualified Stock Option Agreement” below.

Summary of Severance Arrangements

As discussed above, each of our named executive officers has an employment agreement. The following is a summary of certain payments and benefits that would be provided to the named executive officers upon certain terminations of employment or, as applicable, following a change of control of the company.

Dr. Massingale’s Employment Agreement

Involuntary Termination without Cause or Voluntary Termination for Good Reason. In the event Dr. Massingale’s employment is terminated by us without “cause” or he resigns for “good reason” (as such terms are defined in his employment agreement and summarized below), in each case subject to continued compliance with the restrictive covenants described below, we will provide him with:

•	a pro rata portion of his annual bonus for the current bonus period calculated through the date of termination;

•

an amount equal to three times his base salary plus an amount equal to three times his annual bonus (based on the average bonus that he received during the two most recently completed bonus periods, provided that the pro-rata bonus payable upon his termination will be used to calculate the average bonus if it is greater than either of the bonuses he received during the two most recently completed bonus periods) paid in 12 equal monthly installments beginning on the date of termination; and

•

an amount equal to the aggregate premiums that would be necessary to continue group medical benefits provided to Dr. Massingale and his applicable family members for 36 months, paid in 36 equal monthly installments, beginning on the date of termination.

Termination as a Result of Death or Disability or Voluntary Termination without Good Reason following a Change of Control. In the event Dr. Massingale’s employment is terminated due to his death or by us as a result of his “disability” (as such term is defined in his employment agreement), or if he resigns without good reason within one year following a change of control, in each case, subject to continued compliance with the restrictive covenants described below, we will provide him or, in the event of his death, his estate, with:

•	a pro rata portion of his annual bonus for the current bonus period calculated through the date of termination;

•

an amount equal to two times his base salary plus an amount equal to two times his annual bonus (based on the average bonus that he received during the two most recently completed bonus periods, provided that the pro rata bonus payable upon his termination will be used to calculate the average bonus if it is greater than either of the bonuses he received during the two most recently completed bonus periods) paid in 12 equal monthly installments (or, in the case of his death, 24 equal monthly installments) beginning on the date of termination; and

•

an amount equal to the aggregate premiums that would be necessary to continue group medical benefits provided to Dr. Massingale and his applicable family members for 24 months, paid in 36 equal monthly installments (or, in the case of his death, 24 equal monthly installments), beginning on the date of termination.

These payments, however, will be reduced by the amount of any life or disability proceeds that are paid to Dr. Massingale (or his estate) from any life insurance or disability insurance policy that we maintain for his benefit.

Termination for Any Reason following a Change of Control. In the event Dr. Massingale’s employment is terminated for any reason (other than by us for cause) during the one-year period following a change of control, we will indemnify him against any excise taxes that may be imposed under Section 4999 of the Internal Revenue Code on any payments or benefits to be received by him from us so that he will be in the same position as if no such taxes had been imposed. In addition, if, within the one-year period following a change of control, any payments due to Dr. Massingale as a result of the termination of his employment for any reason (other than by us for cause, or as a result of his death or disability) are required to be delayed for six months in order to comply with the requirements of Section 409A of the Internal Revenue Code, we will contribute an amount equal to the payments into a rabbi trust and the amounts contributed to the trust will be required to be delivered to Dr. Massingale on the date that is six months and one day after his separation of service with us.

Accelerated Vesting upon a Change of Control. Upon the occurrence of a change of control, Dr. Massingale’s outstanding equity awards will become fully vested.

Restrictive Covenants. As a result of the restrictive covenants contained in his employment agreement, Dr. Massingale has agreed not to disclose our confidential information at any time, and, for the period during which he provides services to us and for the two-year period thereafter (or, if he is terminated by us without cause or if he resigns for good reason, for the one-year period thereafter), he has also agreed not to solicit our employees or contractors, compete with us or interfere with our business.

Mr. Roth’s Employment Agreement

Involuntary Termination without Cause, Voluntary Termination for Good Reason. In the event Mr. Roth’s employment is terminated by us without “cause” or he resigns for “good reason” (as such terms are defined in his employment agreement and summarized below), in each case, subject to continued compliance with the restrictive covenants described below, we will provide Mr. Roth with:

•

an amount equal to three times his base salary plus an amount equal to three times his annual bonus (based on the average bonus that he received during the two most recently completed bonus periods) paid in 12 equal monthly installments beginning on the date of termination; and

•

an amount equal to the aggregate premiums that would be necessary to continue group medical benefits provided to Mr. Roth and his applicable family members for 36 months, paid in 36 equal monthly installments, beginning on the date of termination.

In addition, if, within the one-year period following a change of control, any payments due to Mr. Roth as a result of the termination of his employment by us without cause or by him for good reason, are required to be delayed for six months in order to comply with the requirements of Section 409A of the Internal Revenue Code, then we will contribute an amount equal to the payments into a rabbi trust and the amounts contributed to the trust will be required to be delivered to Mr. Roth on the date that is six months and one day after his separation from us. Furthermore, in the event such termination occurs during the one-year period following a change of control, we will indemnify him against any excise taxes that may be imposed under Section 4999 of the Internal Revenue Code on any payments or benefits to be received by him from us so that he will be in the same position as if no such taxes had been imposed.

Involuntary Termination by us following a Change of Control. In the event Mr. Roth’s employment is terminated by us for any reason (other than by us without cause, or as a result of his death or disability) during the one-year period following a change of control, in each case, subject to continued compliance with the restrictive covenants described below, we will provide Mr. Roth with:

•

an amount equal to two times his base salary plus an amount equal to two times his annual bonus (based on the average bonus that he received during the two most recently completed bonus periods) paid in 12 equal monthly installments beginning on the date of termination; and

•

an amount equal to the aggregate premiums that would be necessary to continue group medical benefits provided to Mr. Roth and his applicable family members for 24 months, paid in 36 equal monthly installments, beginning on the date of termination.

Accelerated Vesting upon a Change of Control. In addition, under the applicable award agreements, upon the occurrence of a change of control, Mr. Roth’s outstanding equity awards will become fully vested.

Restrictive Covenants. As a result of the restrictive covenants contained in his employment agreement, Mr. Roth has agreed not to disclose our confidential information at any time, and, for the period during which he provides services to us and for the two-year period thereafter, Mr. Roth has also agreed not to solicit our employees or contractors, compete with us or interfere with our business.

Employment Agreements for Mr. Jones and Ms. Allen

Involuntary Termination without Cause, Voluntary Termination for Good Reason or Involuntary Termination by us following a Change of Control. In the event one of the above-named named executive officer’s employment is terminated by us without “cause” or the executive resigns for “good reason” (as such terms are defined in the executive’s employment agreement and summarized below), or the executive’s employment is terminated by us for any reason (other than death or disability) during the one-year period following a change of control, in each case, subject to continued compliance with the restrictive covenants described below, we will provide the executive with:

•	an amount equal to two times the executive’s base salary plus an amount equal to two times the executive’s annual bonus (based on the average bonus that the executive received during the two most recently completed bonus periods) paid in 24 equal monthly installments beginning on the date of termination; and

•

an amount equal to the aggregate premiums due that would be necessary to continue group medical benefits provided to the executive and the executive’s applicable family members for 24 months, paid in 24 equal monthly installments, beginning on the date of termination.

Accelerated Vesting upon a Change of Control. In addition, under the applicable award agreements, upon the occurrence of a change of control, each of the above-named executive officer’s outstanding equity awards will become fully vested.

Restrictive Covenants. As a result of the restrictive covenants contained in the employment agreements with the above-named executive officers, each such executive officer has agreed not to disclose our confidential information at any time, and, for the period during which the executive officer provides services to us and for the two-year period thereafter, the executive officer has also agreed not to solicit our employees or contractors, compete with us or interfere with our business.

The term “good reason” is generally defined in all of our employment agreements with our named executive officers to mean (1) a substantial adverse change to the executive’s primary responsibilities (which, in the case of Dr. Massingale and Messrs. Roth and Jones, would also include an adverse change in the executive’s authority), (2) reduction of the executive’s base salary or our failure to make bonus payments in accordance with the terms of the executive’s employment agreement, (3) relocation of the executive to a place of business more than 50 miles away from the executive’s current place of business, (4) any other material breach by us of the executive’s employment agreement or (5) in the case of Dr. Massingale and Mr. Roth only, if we deliver a notice of non-renewal of the executive’s employment term. Notwithstanding the foregoing, upon receiving notice from an executive that an occurrence constituting good reason has occurred, we will have 20 days (or, in the case of Dr. Massingale, 10 days) following receipt of such notice to cure such event.

The term “cause” is generally defined in all of our employment agreements with our named executive officers to mean (1) the executive’s conviction of or the entering into a guilty plea or plea of no contest with respect to a felony, or any other crime involving fraud, dishonesty, or moral turpitude and which is materially detrimental to us or materially affects the executive’s ability to perform his duties, (2) the executive’s intentional neglect of or material inattention to executive’s duties and which neglect remains uncorrected for more than ten days following notice from us, (3) the commission of an intentional and material act to defraud us or embezzlement or dishonesty against us or (4) the executive willfully impedes or endeavors to influence, obstruct or impede or fails to materially cooperate with an investigation authorized by us, a self-regulatory organization or a governmental department or agency.

Restricted Stock Award Agreement and Nonqualified Stock Option Agreement

Pursuant to the restricted stock award agreement and stock option agreement governing the terms of unvested restricted stock and options received in the corporate conversion in connection with our initial public offering, if the executive officer’s employment with us is terminated, any unvested restricted stock or options will generally be forfeited by the executive officer without consideration; provided, however, that unless the executive officer’s employment is terminated for cause, the executive officer will be entitled to reimbursement by us for any U.S. federal or state income taxes paid by the executive officer with respect to the fair market value of the corresponding Class B units or Class C units from which such forfeited shares were converted in connection with the corporate conversion as of the grant date as reported by the executive officer pursuant to his or her election under Section 83 of the Internal Revenue Code.

DIRECTOR COMPENSATION

We do not pay any director compensation to our employee directors and Sponsor-affiliated directors. We pay a cash retainer to our non-employee directors (other than Sponsor-affiliated directors) for serving as directors and an additional cash payment for serving as a committee member or committee chair, and we grant equity-based awards to such directors under the 2009 Stock Plan. During 2010, we awarded 7,500 shares of restricted stock to Mr. Holland and Mr. Davenport and 3,750 shares of restricted stock to Mr. Bierman, reflecting his partial year as a director. The restricted stock awards vest on an annual basis over a three year period from the date of grant.

The following table summarizes all compensation for our non-employee directors (other than Sponsor-affiliated directors) for fiscal year 2010. The employee directors and Sponsor-affiliated directors receive no additional compensation for serving on the Board or its committees and, as a result, are not listed in the table below.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Earl P. Holland	$60,000	$100,500	$—	$—	—	$—	$160,500
Glenn A. Davenport	$65,000	$100,500	$—	$—	—	$—	$165,500
James L. Bierman	$26,075	$44,625	$—	$—	—	$—	$70,700

(1)	These amounts reflect annual retainer payments. Mr. Bierman’s annual retainer is $70,000 and the amount paid in 2010 reflects a partial year as a director.
(2)	Amount represents the grant date fair value in accordance with the guidance in FASB ASC Topic 718, utilizing assumptions discussed in Note 16 of our consolidated financial statements in our Form 10-K for the year ended December 31, 2010. Each of Messrs. Holland, Davenport and Bierman held 7,500, 7,500 and 3,750 shares of restricted stock which vest annually in equal installments after a three year period, respectively, at fiscal 2010 year-end. Also, each of Messrs. Holland and Davenport held 32,572 fully vested options at fiscal 2010 year-end.

OWNERSHIP OF SECURITIES

The following table and accompanying footnotes set forth information regarding the beneficial ownership of our common stock as of April 7, 2011 by: (1) each person known by us to own beneficially more than 5% of our common stock, (2) each of the named executive officers, (3) each of our directors and (4) all of our directors and executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

As of April 7, 2011, there were 64,750,609 shares of our common stock outstanding.

Name of beneficial owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
Principal Shareholder
Ensemble Parent LLC (1)	35,506,562	54.8%
FMR, LLC (2)	7,476,144	11.5
Directors and Executive Officers
H. Lynn Massingale, M.D (3)	1,171,908	1.8
Greg Roth (4)	827,467	1.3
David P. Jones (5)	343,182	*
Heidi S. Allen (6)	115,916	*
Glenn A. Davenport (7)	85,606	*
Earl P. Holland (8)	65,882	*
James Bierman (9)	3,750	*
Neil P. Simpkins (1)	—	—
Michael A. Dal Bello (1)	—	—
All directors and executive officers as a group (9 persons) (10)	2,613,711	4.0%

*	Less than 1%.
(1)

The address of Ensemble Parent LLC is c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154. Ensemble Parent LLC directly holds 35,506,562 shares of common stock. The membership interests in Ensemble Parent LLC are held by Blackstone Capital Partners IV L.P., Blackstone Capital Partners IV-A L.P., Blackstone Family Investment Partnership IV-A L.P., and Blackstone Participation Partnership IV, L.P. (the “Blackstone Funds”), with the majority of the membership interests held by Blackstone Capital Partners IV L.P. The general partner of Blackstone Capital Partners IV L.P. is Blackstone Management Associates IV L.L.C. (“BMA). BMA has voting and investment power over membership interests held or controlled by each of the Blackstone Funds. The majority of the membership interests in BMA are held by Blackstone Holdings III L.P. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is controlled by Mr. Schwarzman, its founder. Mr. Simpkins is a member of Blackstone Management Associates IV L.L.C. and Mr. Dal Bello is an employee of Blackstone

Management Associates IV L.L.C. Each of the Blackstone Funds, BMA and Messrs. Simpkins and Dal Bello disclaim beneficial ownership of any shares of our common stock beneficially owned by Ensemble Parent LLC.

(2)	Based on a Schedule 13G/A filed on February 14, 2011 by FMR, LLC, whose address is 82 Devonshire Street, Boston, Massachusetts 02109, these shares were reported to be beneficially owned by Fidelity Management & Research Company, Pyramis Global Advisors, LLC, Pyramis Global Advisors Trust Company and FIL Limited.
(3)	Includes 15,401 directly held shares of common stock; 233,944 shares held by a trust of which he is the trustee and sole vested beneficiary, 167,258 shares of common stock held by a trust of which his spouse is the trustee and sole beneficiary; 308,914 shares held by a limited liability company of which he and his spouse are members; and 446,391 shares issuable upon the exercise of options, which he has the right to acquire within 60 days of April 7, 2010.
(4)	Shares beneficially owned by Mr. Roth include 7,886 unvested restricted shares and 539,558 shares issuable upon the exercise of options, which he has the right to acquire within 60 days of April 7, 2011.
(5)	Shares beneficially owned by Mr. Jones include 7,886 unvested restricted shares and 206,282 shares issuable upon the exercise of options, which he has the right to acquire within 60 days of April 7, 2011.
(6)	Shares beneficially owned by Ms. Allen include 10,990 unvested restricted shares and 91,080 shares issuable upon the exercise of options, which she has the right to acquire within 60 days of April 7, 2011.
(7)	Shares beneficially owned by Mr. Davenport include 7,500 unvested restricted shares and 32,572 shares issuable upon the exercise of options, which he has the right to acquire within 60 days of April 7, 2011.
(8)	Shares beneficially owned by Mr. Holland include 7,500 unvested restricted shares and 32,572 shares issuable upon the exercise of options, which he has the right to acquire within 60 days of April 7, 2011.
(9)	Shares beneficially owned by Mr. Bierman include 3,750 unvested restricted shares.
(10)	Excludes beneficial ownership disclaimed by the Blackstone directors for purposes of this calculation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, a company’s chief accounting officer and persons who beneficially own more than 10% of a company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors, the chief accounting officer and beneficial owners with more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such reports and written representations from our executive officers, directors and our Sponsor, except as described below, we believe that our executive officers, directors and Sponsor complied with all Section 16(a) filing requirements during 2010. There was one late Form 4 filed on February 24, 2011 by Dr. Massingale, to report a distribution to each of Dr. Massingale and his wife of shares of our common stock from their respective grantor retained annuity trust.

TRANSACTIONS WITH RELATED PERSONS

The Board has adopted a written Related Person Transaction Policy to assist it in reviewing, approving and monitoring related person transactions and to assist us in the preparation of related disclosures required by the SEC. This Related Person Transaction Policy supplements our other policies that may apply to transactions with related persons, such as the Corporate Governance Guidelines and our Code of Conduct.

The Related Person Transaction Policy provides that all related person transactions covered by the Policy are prohibited, unless approved or ratified by any committee of the Board composed solely of independent directors who are disinterested or by the disinterested members of the Board. A Related Party (as defined as any person described in paragraph (a) of Item 404 of Regulation S-K and as under the Related Person Transaction Policy) must disclose to any Committee of the Board composed solely of independent directors or to the disinterested members of the Board, as appropriate, any Related Party Transaction in which the Company was or is to be a participant and the amount involved exceeds $120,000 and in which such Related Party had or will have a direct or indirect material interest and all material facts with respect thereto.

Shareholders’ Agreement

We entered into a shareholders’ agreement in 2009 that granted our Sponsor, through Ensemble Parent LLC (and its permitted assigns), the right to designate directors to our Board as follows: (i) at least a majority of the total number of directors comprising our Board at such time as long as our Sponsor and its affiliates and/or permitted assigns, directly or indirectly, collectively beneficially owns 50% or more of the voting power of all shares of our capital stock entitled to vote generally in the election of our directors; (ii) 40% of the total number of directors comprising our Board at such time as long as our Sponsor and its affiliates and/or permitted assigns, directly or indirectly, collectively beneficially owns 40% or more of the voting power of all shares of our capital stock entitled to vote generally in the election of our directors; (iii) 30% of the total number of directors comprising our Board at such time as long as our Sponsor and its affiliates and/or permitted assigns, directly or indirectly, collectively beneficially owns 30% or more of the voting power of all shares of our capital stock entitled to vote generally in the election of our directors; (iv) 20% of the total number of directors comprising our Board at such time as long as our Sponsor and its affiliates and/or permitted assigns, directly or indirectly, collectively beneficially owns 20% or more of the voting power of all shares of our capital stock entitled to vote generally in the election of our directors; and (v) 10% of the total number of directors comprising our Board at such time as long as our Sponsor and its affiliates and/or permitted assigns, directly or indirectly, collectively beneficially owns 5% or more of the voting power of all shares of our capital stock entitled to vote generally in the election of our directors. For purposes of calculating the number of directors that Ensemble Parent LLC and its affiliates and/or permitted assigns are entitled to designate pursuant to the formula outlined above, any fractional amounts would be rounded up to the nearest whole number and the calculation would be made on a pro forma basis, taking into account any increase in the size of our Board (e.g., one and one quarter (1 1/4) directors shall equate to two (2) directors). In addition, our Sponsor, through Ensemble Parent LLC, shall have the right to remove and replace its director-designees at any time and for any reason and to designate any individual(s) to fill any such vacancies.

Registration Rights Agreement

We entered into a registration rights agreement in 2009 with Ensemble Parent LLC and the members of management who previously owned Class A units. Pursuant to this registration rights agreement, our Sponsor, through Ensemble Parent LLC, will have an unlimited number of demand registration rights, which, when and if exercised, will require us to register the shares of common stock beneficially owned by them with the SEC for sale by them to the public. We are not obligated to file a registration statement relating to any request to register shares pursuant to such demand registration rights within a period of 180 days after the effective date of any other registration statement we file pursuant to such demand registration rights (including the registration statement in connection with our initial public offering). In addition, in the event that we are registering additional shares of common stock for sale to the public in connection with any such demand registration, we are required to give notice of such registration to all members of management who received shares of common stock in exchange for the Class A units formerly held by them in the corporation conversion, and such persons have piggyback registration rights providing them the right to have us include the shares of common stock owned by them in any such registration. In each such event, we are required to pay the registration expenses. We filed a registration statement on Form S-3 on February 18, 2010 pursuant to our Sponsor’s exercise of its demand registration right.

Amended and Restated Transaction and Monitoring Fee Agreement

Prior to our initial public offering, an affiliate of our Sponsor (which we refer to herein as the “Advisor”) entered into an amended and restated transaction and monitoring fee agreement with us relating to certain monitoring, advisory and consulting services that the Advisor provided to us. We paid a monitoring fee of $3.5 million in 2009, of which $0.1 million was recognized as expense in 2010. In connection with our initial public offering in 2009, the Advisor received, in lieu of payment of the ongoing monitoring fee, a lump sum payment of approximately $32.7 million in aggregate to terminate the monitoring agreement. As a result, the Advisor no longer provides monitoring services and we no longer pay the monitoring fees.

Core Trust Purchasing Group Participation Agreement

On November 20, 2006, we entered into a participation agreement (“participation agreement”) with Core Trust Purchasing Group (“CPG”) designating CPG as exclusive agent for the purchase of certain indirect products and services. CPG is a “group purchasing organization” which secures from vendors pricing terms for goods and services that are believed to be more favorable than participants could obtain for themselves on an individual basis. Under the participation agreement we must purchase 80% of the requirements of our participating locations for core categories of specified products and services, through CPG or CPG may terminate the contract. In connection with purchases by its participants (including us), CPG receives a commission from the vendor in respect of purchases. Although CPG is not affiliated with Blackstone, in consideration for Blackstone’s facilitating participation generally by its portfolio companies with CPG and monitoring the services CPG provides to such portfolio companies, CPG generally remits a portion of the commissions received from vendors in respect of such purchases to an affiliate of Blackstone. However, since we are a supplier of outsourced healthcare services, our purchases made under the participation agreement do not result in any commissions being paid to Blackstone.

SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

If any shareholder wishes to propose a matter for consideration at our 2012 Annual Meeting of Shareholders, the proposal should be mailed by certified mail return receipt requested, to our Corporate Secretary, Team Health Holdings, Inc., 265 Brookview Centre Way, Suite 400, Knoxville, Tennessee 37919. To be eligible under the SEC’s shareholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2012 Annual Meeting Proxy Statement and form of proxy to be made available in April 2012, a proposal must be received by our Corporate Secretary on or before December 14, 2011. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

Our bylaws provide for advance notice provisions. For nominations or other business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Corporate Secretary, and, in the case of business other than nominations of persons for election to the Board, such other business must constitute a proper matter for shareholder action. To be timely, a shareholder’s notice shall be delivered to the Corporate Secretary at the principal executive offices of our Company not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than thirty (30) days from the anniversary date of the previous year’s meeting, notice by the shareholder to be timely must be so delivered not earlier than one hundred and twenty (120) days prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a shareholder’s notice. Notwithstanding anything in this section to the contrary, if the number of directors to be elected to the Board of Directors of the Company at an annual meeting is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased board of directors at least one hundred (100) calendar days prior to the first anniversary of the prior year’s annual meeting of shareholders, then a shareholder’s notice required by this section shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Corporate Secretary not later than the close of business on the tenth (10th) calendar day following the day on which such public announcement is first made by the Company. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our bylaws. The proxy solicited by the Board for the 2012 Annual Meeting of Shareholders will confer discretionary authority to vote as the proxy holders deem advisable on such shareholder proposals which are considered untimely.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding”, provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can request prompt delivery of a copy of the proxy statement and annual report by contacting Heidi Allen, 265 Brookview Centre Way, Suite 400, Knoxville, Tennessee 37919, (865) 293-5500.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Heidi Solomon Allen

Corporate Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.teamhealth.com) and click on “SEC Filings” under the “Investor Relations” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2010, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to:

Corporate Secretary

Team Health Holdings, Inc.

265 Brookview Centre Way, Suite 400

Knoxville, Tennessee 37919

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 25, 2011: The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

Driving Directions to the Annual Meeting

Doubletree Metropolitan Hotel

569 Lexington Avenue

New York, NY 10022

From LaGuardia Airport (LGA):

Approximate driving time is 25 minutes and distance is 10 miles. From the airport exit, take Grand Central Pkwy W to Bridge (toll). Cross over bridge and take the FDR Dr S to 53rd St exit. Continue on 53rd St to Lexington Ave and turn left. The hotel is at the corner of Lexington Ave and 51st St.

From JFK International Airport (JFK):

Approximate driving time is 45 minutes and distance is 15 miles. Most direct routes into Manhattan require tolls. Depart the airport via the Van Wyck Expwy / Airport exit. Take Van Wyck Expwy, I-678, into Grand Central Pkwy W. Cross Bridge (toll) and take the FDR Dr S to 53rd St exit. Continue on 53rd St to Lexington Ave and turn left. The hotel is at the corner of Lexington Ave and 51st St.

From New Jersey:

From the New Jersey Turnpike, to Exit 16E (Lincoln Tunnel). Turn left out of tunnel onto 42nd St. at 42nd St. turn right. Take 42nd to 3rd Ave and turn left onto 3rd Ave. Take 3rd Ave to 51st St. and turn left. The off-site parking garage is approximately 150 feet on the left.

From Upstate New York:

NY State Thruway (I-87) South to the Major Deegan to the Bridge to the FDR Drive. The FDR Drive is just before the toll booth on the bridge. Take the FDR Drive south to 53rd St. exit. Move along 53rd St. up to 2nd Ave. and turn left (and stay to your right). Hotel parking garage will be on your left. From Buffalo, Rochester and Syracuse area, take I-90 to I-87 South and follow directions above.

From New England:

I-95 (or I295) South to the Bruckner Expressway (I-278) to the Bridge then to the FDR Drive. The FDR Drive is just before the toll booth on the bridge. Take the FDR Drive South to the 53rd St. Exit. Move along 53rd Street to 2nd Ave, and turn left (and stay to your right). Stay on 2nd Ave to 51st St. and then turn right. Proceed a block and a half on 51st St. and the off-site parking garage will be on your left.

From Long Island:

Long Island Expressway (LIE/ I-495) to Queens Mid-Town Tunnel. When you exit the tunnel, follow the uptown direction arrow and drive to 3rd Ave. At 3rd Ave. turn right. Take 3rd Ave. to 51st. St. and turn left. The off-site parking garage is approximately 150 feet to your left on 51st St.

From Pennsylvania:

Pennsylvania Turnpike East to New Jersey Turnpike North. Take NJ Turnpike to Exit 16E (Lincoln Tunnel). Turn left out of tunnel to 42nd St.; at 42nd St. turn right. Take 42nd St. to 3rd Ave. and turn left onto 3rd Ave. and turn left onto 51st St. The off-site parking garage is approximately 150 feet on the left.

TEAM HEALTH HOLDINGS, INC. 265 BROOKVIEW CENTRE WAY SUITE 400 KNOXVILLE, TN 37919

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M33829-P08063	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TEAM HEALTH HOLDINGS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees

01)	Greg Roth 02) James L. Bierman
The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain
2.	Ratification of the appointment of Ernst & Young LLP as our independent public accounting firm for 2011.					☐	☐	☐

3.	Approval, in a non-binding, advisory vote, of the compensation paid to the named executive officers.					☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:					1 Year	2 Years	3 Years	Abstain

4.	Determination, in a non-binding, advisory vote, whether a non-binding shareholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years.				☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com. Please see the “Driving Directions to the Annual Meeting” in the Proxy Statement.

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M33830-P08063

TEAM HEALTH HOLDINGS, INC. Annual Meeting of Stockholders May 25, 2011 This proxy is solicited by the Board of Directors

The undersigned stockholder of Team Health Holdings, Inc., a Delaware corporation, hereby revokes all proxies heretofore given by the signer(s) to vote at the Annual Meeting and any adjournments or postponements thereof, acknowledges receipt of the Notice of Internet Availability of Proxy Materials, and/or the Proxy Statement, dated April 12, 2011, and appoints Greg Roth, Chief Executive Officer, David P. Jones, Chief Financial Officer, and Heidi S. Allen, Senior Vice President, General Counsel, and each of them, the undersigned’s true and lawful agents and proxies, with full power of substitution and resubstitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Team Health Holdings, Inc. to be held at Doubletree Metropolitan Hotel, 569 Lexington Avenue, New York, NY 10022, on Wednesday, May 25, 2011 at 10:00 a.m. (EDT), and at any adjournments or postponements thereof, and to vote as specified on this proxy all shares of common stock of Team Health Holdings, Inc. which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side of this proxy, with the same force and effect as the undersigned might or could do if personally present thereat.

This proxy when properly executed will be voted in the manner directed herein. If the proxy is signed but no direction given, this proxy will be voted FOR the election of the director nominees listed on the reverse side and FOR Proposals 2 and 3, and “three years” with respect to Proposal 4, and it will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.

IF NO BOXES ARE MARKED, THIS PROXY WILL BE VOTED IN THE MANNER DESCRIBED ABOVE.

Continued and to be signed on reverse side